                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A


                                 Amendment No. 1


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 16, 1999
                                                          --------------

                         MEMC ELECTRONIC MATERIALS, INC.
           -----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

Delaware                          1-13828                             56-1505767
--------                          -------                             ----------
(State or other           (Commission File Number)                 (IRS Employer
jurisdiction of                                                   Identification
incorporation)                                                           No.)


501 Pearl Drive, St. Peters, Missouri                                   63376
-------------------------------------                                   -----
(Address of principal executive offices)                              (Zip Code)


Registrant's telephone number, including area code:  (314) 279-5000
                                                     --------------


                                (Not Applicable)
                              ---------------------
          (Former name or former address, if changed since last report)

Item 5. Other Events

FIVE YEAR SELECTED FINANCIAL DATA
Dollars in thousands, except share data

Year ended December 31,                            1998                1997           1996            1995              1994
------------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
Net sales                                    $    758,916       $    986,673    $  1,119,500    $    886,860      $    660,807
Gross margin                                      (31,829)           124,759         250,185         223,279           143,210
Marketing and administration                       73,515             70,715          79,680          63,893            41,298
Research and development                           81,591             64,457          44,313          31,226            27,403
Restructuring costs                               146,324(1)              --              --              --                --
Operating profit (loss)                          (333,259)           (10,413)        126,192         128,160            74,509
Equity in income (loss) of joint ventures         (43,496)             5,480          26,716          13,199            (6,384)
Net earnings (loss)                              (316,332)            (4,513)        103,388          86,564            34,475
Basic earnings (loss) per share                     (7.80)             (0.11)           2.50            2.83(2)           1.60
Diluted earnings (loss) per share                   (7.80)             (0.11)           2.49            2.81(2)           1.60(2)
Shares used in basic earnings (loss) per
   share computation                           40,580,869         41,345,193      41,308,806      30,612,636(2)     21,490,942(2)
Shares used in diluted earnings (loss) per
   share computation                           40,580,869         41,345,193      41,534,412      30,838,704(2)     21,490,942(2)

BALANCE SHEET DATA:
Working capital                                    40,494             38,449          42,805         199,258            69,597
Total assets                                    1,773,714          1,794,424       1,519,472       1,102,167           631,543
Long-term debt (including current portion)        873,680            519,995         304,589          91,451           165,230
Stockholders' equity                              399,040            715,754         748,583         642,695           205,468

OTHER DATA:
Capital expenditures                              194,610            372,416         590,049         215,359            78,676
Equity infusions in joint ventures                 25,533             10,638          14,698          29,904            20,922
Employment                                          6,300              8,000           7,100           6,600             5,300
------------------------------------------------------------------------------------------------------------------------------------

(1)During 1998, the Company recorded restructuring costs totaling $146.3 million to close its Spartanburg, South Carolina facility, to forego construction of an eight-inch (200 millimeter) wafer facility at its joint venture in Malaysia, to withdraw from its joint venture in a small diameter wafer operation in China and to implement a voluntary separation program.

(2)Earnings (loss) per share and shares used in earnings (loss) per share computation have been restated to comply with SFAS No. 128, "Earnings Per Share."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                 ---------------------------------------------------------------
    RESULTS OF   YEAR ENDED DECEMBER 31,1998 COMPARED WITH YEAR ENDED
    OPERATIONS   DECEMBER 31,1997

                 NET SALES. Net sales decreased by 23.1% to $758.9 million for 1998 from $986.7 million for 1997, due to significant declines in the price for silicon wafers and a 14.3% decrease in product volumes somewhat offset by an improved product mix. The decline in price during 1998 is primarily attributable to significant excess capacity in the silicon wafer industry and continuing pricing pressure from customers who are experiencing reduced profitability or losses due to significant excess capacity and price erosion in the semiconductor industry. The decrease in product volume in 1998 was principally due to the weak economic conditions in the Asia Pacific markets brought on by the Asian financial crisis and the continuing recession in Japan coupled with semiconductor customers shrinking the size of their devices (requiring less silicon per device). A concerted effort by customers to use fewer test/monitor wafers also caused product volumes to decline in 1998. This marks the first year since 1985 that product volumes for the silicon industry have not increased year over year. Advanced large diameter and epitaxial products represented 47.1% of product volume for 1998 compared to 39.1% for 1997. While both 200 millimeter and epitaxial product volumes grew during 1998, the increase in this ratio is primarily indicative of customers utilizing 200 millimeter wafers in preference to smaller diameter wafers in order to obtain the lowest cost per device. While product volume declined in total by 14.3% during 1998, 200 millimeter product volume grew by 12.3%.

                 MEMC operates in all major semiconductor-producing regions of the world, with almost half of the Company's 1998 net sales to customers located outside North America. Net sales to North America decreased 21.7% and comprised 51.4% of 1998 sales compared to 50.4% of 1997 sales led by a fall in prices and product volume, partially offset by improved product mix. Lower prices offset by an improved product mix and higher volumes combined to result in a 10.1% decrease in net sales to Europe, which constituted 23.4% of 1998 sales compared to 20.0% of 1997 sales. Net sales to Japan decreased by 22.6% and comprised 15.7% of 1998 sales compared to 15.6% of 1997 sales as lower volumes and prices more than offset an improved product mix. Declines in product volumes, prices and product mix resulted in a decrease of 47.5% in net sales to Asia Pacific, which comprised 9.5% of 1998 sales compared to 13.9% of 1997 sales. See Note 17 of Notes to Consolidated Financial Statements herein.

                 GROSS MARGIN. The lower volumes experienced in 1998 decreased the capacity utilization and, coupled with the lower selling prices, caused gross margins to decrease to a negative 4.2% for 1998 from the 12.6% achieved in 1997. Despite the benefits from the mix improvement and cost cutting measures that were implemented during 1998, the volume decreases and price pressures began early in the year and resulted in negative margins. These initiatives included short-term plant shutdowns, implementing the Company's "best practices" worldwide, implementing a plant focus program that limits the number of wafer diameters manufactured at each site, and working with our suppliers to create cost reduction opportunities and price reductions. In addition, the Company reduced its workforce by approximately 1,700 employees, or 21.3%, compared to December 31, 1997.

                 MARKETING AND ADMINISTRATION. Marketing and administration expenses increased 4.0% and represented 9.7% of net sales for 1998 compared to 7.2% for 1997. The increase is predominately attributable to expenses incurred for business systems redesign in anticipation of implementing SAP worldwide and fees related to several other initiatives completed during the year.

                 RESEARCH AND DEVELOPMENT. Research and development costs rose 26.6% and represented 10.8% of net sales for 1998 compared to 6.5% for 1997. The increase in research and development costs is attributable to continuing investments in 300 millimeter wafer development and depreciation associated with capital expenditures made for the 300 millimeter pilot line in St. Peters, MO and the 300 millimeter integrated development line in Utsunomiya, Japan.

                 RESTRUCTURING COSTS. During the second quarter of 1998, the Company decided to close its small diameter wafer facility in Spartanburg, South Carolina and to withdraw from the Company's joint venture in a small diameter wafer operation in China. These actions were taken because (1) a number of semiconductor manufacturers have been running their larger diameter manufacturing lines in preference to their small diameter lines in order to

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                 gain production efficiencies; (2) a number of semiconductor manufacturers recently have undertaken restructuring initiatives focused on permanently eliminating small diameter lines; and (3) management believes that small diameter wafer capacity will exceed demand even after the semiconductor industry begins to recover.The Company also decided to forego construction of a new 200 millimeter wafer facility at its joint venture in Malaysia. This decision was based upon current and anticipated excess capacity for 200 millimeter wafers and the significant price erosion that the Company has experienced for these wafers.

                 These actions resulted in a charge to operations of $121.7 million, comprised of $81.3 million non-cash asset impairments/write-offs, $25.9 million in dismantling and related costs and $14.5 million in personnel related costs. The assets for which an impairment loss has been recorded or which have been or will be written-off are primarily property, plant and equipment which cannot be sold or used at other Company facilities. In addition, the Company wrote-off architectural design and site preparation fees as well as costs incurred to develop a computer integrated manufacturing system for the Malaysian joint venture.

                 Personnel costs represent the expected cost of involuntary terminations for approximately 600 hourly and salaried employees whom the Company does not expect to relocate elsewhere within the organization. See Note 5 of Notes to Consolidated Financial Statements herein. The Company also recorded a $24.7 million charge for a voluntary separation program for approximately 600 hourly and salaried U.S. employees. Substantially all this amount was paid to employees as of June 30, 1998.

                 Ongoing operating expenses such as infrastructure, utilities, and other costs associated with the Spartanburg facility will continue to be recorded as period costs. Dismantling costs relating to the relocation of equipment from the Spartanburg facility to other sites will also be treated as period costs.

                 The Company estimates pre-tax savings from these restructuring activities and the voluntary separation program to be approximately $60 million on an annualized basis. Approximately half of these expected savings relate to the voluntary separation program. As employees who participated in the voluntary separation plan were no longer employed by the Company as of June 30, 1998, these savings began to be realized in the third quarter of 1998.

                 The remaining $30 million in annualized savings principally relates to the closure of the Company's Spartanburg facility.Approximately half of these expected savings relate to personnel costs and the other half relate to manufacturing costs such as depreciation and supplies and utilities which will not be duplicated when Spartanburg's silicon wafer production is transferred to another Company location. As the Company re-qualifies and transfers the production of silicon wafers made at the Spartanburg facility to other Company locations, it will reduce its Spartanburg workforce. With each workforce reduction, the Company expects a portion of the annualized cost savings associated with personnel costs to be realized and to a much lesser extent manufacturing costs. As a result, a portion of the remaining $30 million in annualized cost savings began to be realized in the third quarter of 1998 and is expected to grow as workforce and production at the Spartanburg facility are reduced. Because the manufacturing cost savings are fixed in nature, they will largely be realized upon the closure of the Spartanburg facility. While the Company believes that this will occur by April 30, 1999, the ability to re-qualify silicon wafers is highly dependent upon the cooperation of the Company's customers.

                 INTEREST EXPENSE. Interest expense increased to $45.8 million for 1998 from $14.7 million for 1997. The increase in interest expense is primarily attributable to increased borrowings, and to a lesser extent the completion of projects for which interest expense could no longer be capitalized. In addition, the interest rates on the Company's loan agreements with its principal lender were increased as a result of a debt re-negotiation during September 1998, as described in Liquidity and Capital Resources below. Total debt was $909.8 million and $632.5 million at December 31, 1998 and 1997, respectively.

                 OTHER, NET. Other, net decreased to $1.0 million in expense for 1998 from $4.1 million of income for 1997, primarily due to the sale of the Company's Santa Clara wafer facility in May 1997 that resulted in a pre-tax gain of $6.0 million.

                 INCOME TAXES. The effective income tax rate was 24.0% for 1998, as compared to (26.8%) for 1997. This fluctuation is the result of changes in the composition of worldwide taxable income, restructuring costs, non-deductible operating expenses at the Company's Malaysian and Chinese joint ventures, the establishment of valuation allowances on certain deferred tax assets in Japan and certain foreign tax credit elections.

                 EQUITY IN INCOME (LOSS) OF JOINT VENTURES. Equity in income
                 (loss) of joint ventures decreased $49.0 million to a loss of $43.5 million in 1998 from $5.5 million in income in 1997. POSCO Huls Company, Ltd. (PHC), the Company's 40% owned, unconsolidated joint venture in South Korea, experienced significantly lower product volume and prices resulting in lower sales throughout 1998. While the reasons for the decline in prices are similar to those of the Company, product volume declines were primarily the result of excess capacity within the DRAM industry and efforts by Korean DRAM manufacturers to reduce their production, thereby reducing the worldwide oversupply, and shrinking the size of their devices. For the year, PHC contributed losses of $17.8 million compared to $11.1 million in income for 1997.

                 Net sales for Taisil Electronic Materials Corporation (Taisil), the Company's 45% owned, unconsolidated joint venture in Taiwan, decreased slightly due to significantly lower prices which were partially offset by significantly higher product volumes. The higher product volumes were primarily attributable to obtaining additional customer qualifications during 1998. In addition, the Taiwanese semiconductor market, particularly the foundry market, grew during 1998. During 1998, Taisil also made adjustments to its deferred tax valuation allowance in recognition of changes in expected realization of its operating loss carryforwards, of which the Company's share was $6.0 million. For the year,Taisil contributed losses of $25.7 million in 1998 compared to $5.6 million in losses for 1997.

                 NET LOSS. The decrease in net sales, restructuring costs, higher research and development costs and interest expense and the equity in loss of joint ventures resulted in a net loss of $316.3 million for 1998 compared to $4.5 million for 1997. Due to overcapacity and decreasing prices in the semiconductor and silicon wafer industries, weak economic conditions in the Asia Pacific region and Japan, and other factors, while the Company will continue its significant performance improvements and cost-cutting efforts, management does not expect the Company to be profitable in 1999.

                 YEAR ENDED DECEMBER 31,1997 COMPARED WITH YEAR ENDED DECEMBER 31,1996

                 NET SALES. Net sales decreased by 11.9% to $986.7 million for 1997 from $1.1 billion for 1996, due to a 5.1% decrease in product volume and a decline in price somewhat offset by an improved product mix. Overcapacity, inventory reduction and weak pricing in the semiconductor industry, particularly for the DRAM (memory) market, led to reduced orders for silicon wafers that began in the second half of 1996 and gradually recovered throughout 1997. In addition, the Company and its competitors expanded at a faster rate than silicon consumption growth during 1997, resulting in overcapacity in the silicon wafer industry.The combination of these market conditions led to significant price reductions throughout 1997. Advanced large diameter and epitaxial products represented 39.1% of product volume for 1997 compared to 36.7% for 1996.

                 Net sales to North America decreased 12.5% and comprised 50.4% of 1997 sales compared to 50.8% of 1996 sales led by a fall in prices and, to a lesser extent, volume, partially offset by improved product mix. Lower prices and volume, a less favorable product mix and the general weakening of European currencies relative to the U.S. dollar throughout 1997 combined to result in a 22.8% decrease in net sales to Europe, which constituted 20.0% of 1997 sales compared to 22.9% of 1996 sales. Net sales to Japan increased by 21.0% and comprised 15.6% of 1997 sales compared to 11.4% of 1996 sales as higher volume from expanded manufacturing capacity and improved product mix more than offset lower pricing and the weakening of the Japanese yen relative to the U.S. dollar throughout 1997. The Asia Pacific market experienced similar declines in pricing, volume and prod-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                 uct mix as did other geographic markets served by the Company. Net sales to Asia Pacific decreased 17.9% and comprised 13.9% of 1997 sales compared to 14.9% of 1996 sales. Product volume also declined due to the continued shift in sales from the Company to PHC and Taisil.

                 GROSS MARGIN. Gross margin as a percentage of net sales decreased to 12.6% in 1997 from 22.3% in 1996. Lower pricing and capacity utilization more than offset the slight improvement in product mix during 1997. The Company also completed the construction of its 200 millimeter silicon wafer facility at MEMC Southwest (the Company's 80% owned joint venture in Sherman, Texas) and the expansion of its 200 millimeter epitaxial wafer facility in St. Peters, Missouri which resulted in higher levels of training and start-up costs and contributed to the lower capacity utilization. However, these expansions, which are dedicated to the production of 200 millimeter product, position the Company to respond to the demand for this diameter wafer, which analysts estimate grew approximately 28% industry wide in 1997.

                 MARKETING AND ADMINISTRATION. Marketing and administration expenses declined 11.3% and represented 7.2% of net sales for 1997 compared to 7.1% for 1996. The decrease is predominately attributable to a reduction in incentive compensation.

                 RESEARCH AND DEVELOPMENT. Research and development costs rose 45.5% and represented 6.5% of net sales for 1997 compared to 4.0% for 1996. The increase in research and development costs is attributable to the addition of engineering and scientific personnel, the start-up of the 300 millimeter pilot line in St. Peters and increased efforts in the areas of crystal technology, epitaxial silicon research and the development of the 300 millimeter wafer.

                 INTEREST EXPENSE.Interest expense increased to $14.7 million for 1997 from $0.5 million for 1996 as outstanding debt rose, projects were completed and interest costs were no longer capitalized. Total debt was $632.5 million and $331.8 million at December 31, 1997 and 1996, respectively.

                 OTHER, NET. Other, net improved to $4.1 million of income for 1997 from $7.4 million in expense for 1996, primarily due to the recognition of a $6.0 million gain on the sale of its Santa Clara, California silicon wafer facility.

                 INCOME TAXES. Income tax expense was recorded for 1997 despite the recognition of a pre-tax loss primarily due to the composition of the Company's worldwide taxable income. The effective income tax rate for 1996 was 40.0%.

                 EQUITY IN INCOME OF JOINT VENTURES. Equity in income of joint ventures decreased to $5.5 million in 1997 from $26.7 million in 1996. PHC recorded higher volumes and net sales; however, the impact of lower prices, a less favorable product mix and a work stoppage in the third quarter (and the subsequent ramp-up of operations) resulted in significantly reduced gross margins. For the year, PHC provided a contribution of $11.1 million compared to $34.1 million for 1996. Following the start-up and qualification of its operations, Taisil was able to generate net sales sufficient to keep pace with the increase in expenses as its capacity expanded. As a result, the Company's share of Taisil's loss of $5.6 million in 1997 and $7.4 million in 1996 is fairly consistent.

                 NET EARNINGS (LOSS). Lower pricing and capacity utilization coupled with higher start-up and training costs, research and development costs and interest expense, and lower equity in income of joint ventures resulted in a net loss of $4.5 million for 1997 compared to net earnings of $103.4 million for 1996.

                 ---------------------------------------------------------------
LIQUIDITY AND    At December 31, 1998, the Company had $16.2 million of cash and
      CAPITAL    cash equivalents compared to $30.1 million at December 31,
    RESOURCES    1997.

                 Cash flows from operating activities decreased to ($33.9) million for 1998 from $29.4 million for 1997. This $63.3 million decline was largely attributable to lower results from operations, an increase in deferred taxes, and a decrease in accounts payable, partially offset by a decrease in accounts receivable and inventories.

                 Accounts receivable of $98.5 million at December 31, 1998 decreased $56.2 million, or 36.3%, from $154.7 million at the end of 1997. This decrease is consistent with the 40.5% decrease in fourth quarter sales between the two years.
                 Days' sales outstanding were 58.4 at December 31, 1998 compared to 55.0 at the end of 1997 based upon annualized fourth quarter sales for the respective years. This increase is attributable to lengthier collection periods in the Asian region in the fourth quarter of 1998.

                 Inventories declined $25.5 million, or 18.0%, from the prior year to $115.9 million at December 31, 1998. This decrease is primarily due to lower anticipated sales in the first quarter of 1999 compared to the year-ago period and a concerted effort by the Company to reduce raw materials and manage inventory levels. Related inventory reserves for obsolescence, lower of cost or market issues, or other impairments increased $11.7 million in 1998 to $19.6 million, as a result of declining sales and the resultant determination that certain goods in process, finished goods and spare parts were no longer salable or usable. Year-end inventories as a percentage of annualized fourth quarter sales increased from 13.8% at the end of 1997 to 18.8% at December 31, 1998, as a result of the significant sales decline in 1998 and the character of certain inventory items such as spare parts which do not fluctuate with sales levels.

                 The Company's net deferred tax assets increased $97.5 million to $126.2 million at December 31, 1998. Management believes it is more likely than not that, with its projections of future taxable income and after consideration of the valuation allowance, the Company will generate sufficient taxable income to realize the benefits of the net deferred tax assets existing at December 31, 1998.

                 In order to realize the net deferred tax assets existing at December 31, 1998, the Company will need to generate future taxable income of approximately $353 million. The Company's net operating loss (NOL) carryforwards total $410 million, of which $7 million will expire in 2001; $15 million will expire in 2002; $32 million will expire in 2003; $27 million will expire in 2012; and $329 million will expire in 2018. There can be no assurance, however, that the Company will generate sufficient taxable income.

                 Accounts payable decreased $33.6 million or 23.0% compared to the balance at the end of 1997 due to a significant reduction in capital expenditures and lower operating costs as a result of lower product volumes in the fourth quarter of 1998 compared to the year-ago period.

                 Capital expenditures decreased $177.8 million or 47.7% versus the prior year to $194.6 million. The 1998 capital expenditures primarily consisted of equipping the 300 millimeter pilot line in St. Peters, MO, the 300 millimeter integrated development line in Utsunomiya, Japan, the granular polysilicon expansion at MEMC Pasadena and the installation of epitaxial reactors in Utsunomiya, Japan. The Company anticipates that it will reduce capital expenditures in 1999 to less than $85.0 million. At December 31, 1998, the Company had $38.8 million of committed capital expenditures.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                 Equity infusions in joint ventures increased $14.9 million to $25.5 million for 1998 and related solely to Taisil. Although Taisil has not yet generated positive net income, the Company does not consider its investment in Taisil to be impaired as of December 31, 1998 or December 31, 1997 based on the following factors: the level of commitment by all of Taisil's shareholders; the growing Taiwanese silicon wafer market; increased customer qualifications and associated increased product volumes; and future anticipated positive operating cash flows. As discussed below, the Company intends to make an additional equity infusion into Taisil of approximately $12.3 million in the first half of 1999.

                 At December 31, 1998, the Company maintained $927.2 million of committed long-term loan agreements, of which $873.7 million was outstanding. The Company also maintained $83.0 million of short-term lines of credit, of which $36.1 million was outstanding at year-end. The Company's weighted average cost of borrowing was 7.8% at December 31, 1998.

                 Total debt outstanding increased to $909.8 million at December 31, 1998 from $632.5 million at December 31, 1997. The total debt to total capital ratio at December 31, 1998 was 67.0%.

                 During September 1998, the Company received a three-year $100.0 million revolving credit facility from VEBA AG, the parent of the Company's majority stockholder. This is in addition to a $50.0 million credit facility from VEBA AG that was made available to the Company on June 30, 1998. VEBA AG and its affiliates agreed to extend until 2001 all of the Company's outstanding debt maturing prior to January 1, 2001 (but only in the event the Company has used its best efforts to obtain replacement financing on equivalent terms).

                 As part of this agreement, the Company agreed to increase the interest rates payable on the Company's outstanding debt with VEBA AG and its affiliates to reflect interest rate spreads applicable to an average industrial borrower at a specified credit rating. These higher rates, which are in part attributable to extended terms, will result in an increase in interest expense of approximately $15.0 million per year based upon $679.6 million of debt outstanding with VEBA AG and its affiliates as of September 30, 1998. Prior to this debt re-negotiation, interest rates on the U.S. dollar and Japanese yen based loans outstanding with VEBA AG and its affiliates ranged from 2.1% to 7.6%. As a result of this debt re-negotiation, these loans will now have interest rates ranging from 3.4% to 10.2%. Additionally, all outstanding debt with VEBA AG and its affiliates maturing prior to January 1, 2001 which is extended at maturity will be repriced based upon then-current interest rates applicable to an average industrial borrower at a specified credit rating.

                 Subsequent to year-end, the Company received a $75 million short-term revolving credit facility from an affiliate of VEBA AG. The interest rate on the credit facility reflects interest rate spreads applicable to an average industrial borrower at a specified credit rating. Under the loan agreement, the Company cannot pledge any of its assets to secure additional financing.

                 During 1998, the Company repurchased 893,000 shares of common stock for a total of $15.7 million.

                 On October 22, 1998, the Company filed a registration statement with the Securities and Exchange Commission (SEC) for the sale of its common stock in a rights offering to existing shareholders except VEBA AG and its affiliates (the "Offering"). The Company expects approximately $91.1 million in aggregate net proceeds from the Offering, after paying estimated expenses including fees to dealer managers. Immediately prior to the Offering, the Company will sell common stock to VEBA Zweite Verwaltungsgesellschaft mbH, an affiliate of VEBA AG ("VEBA Zweite") for aggregate net proceeds of approximately $105.9 million. VEBA Zweite has also agreed to purchase all shares issuable upon exercise of the rights that are not subscribed for pursuant to the basic subscription privilege or the over-subscription privilege by other stockholders, subject to certain conditions that are customary in a firm commitment underwriting. The subscription price and number of shares will be determined based on the average share price during a period shortly before the effective date of the registration statement. The Company intends to use the proceeds from the Offering and the private placement to reduce debt outstanding under revolving credit agree-
                ments, for a capital contribution to Taisil of approximately $12.3 million, and for general corporate purposes. The Company expects the registration to be effective and the Offering to commence by the end of the first quarter of 1999. The private placement to VEBA Zweite will be consummated immediately prior to commencement of the rights offering.


                Management currently believes that cash generated from operations, together with the liquidity provided by existing cash balances and credit facilities and the anticipated proceeds from the private placement and Offering will be sufficient to satisfy commitments for capital expenditures and other cash requirements into 2000.

                The silicon wafer industry is highly capital intensive. Even with the proceeds from the private placement to VEBA Zweite and rights offering (if such transactions are consummated) and anticipated cash from operations, the Company may need to seek additional capital in order to fund all its future needs for capital expenditures, research and development, and marketing and customer service and support. The Company's capital needs depend on numerous factors, including its profitability and investment in capital expenditures and research and development.

                Historically, the Company has funded its operations primarily through loans from VEBA AG and its affiliates, internally generated funds, and an initial public offering. To a lesser extent, the Company has raised funds by borrowing money from commercial banks. The Company will continue to explore and, as appropriate, enter into discussions with other parties regarding possible future sources of capital. Under the loan agreements between the Company and its principal lender,VEBA AG and its affiliates, the Company cannot pledge any of its assets to secure additional financing. The Company does not believe that it currently can obtain unsecured financing from third parties on better terms than those with VEBA AG and its affiliates.

                For financial reporting purposes, both VEBA Corporation and VEBA AG include VEBA Corporation's share of the Company's net earnings or losses in their consolidated financial statements. The Company's recent losses have adversely affected
                VEBA Corporation's and VEBA AG's reported earnings. While the Company is not one of the focus areas of VEBA AG and its affiliates' future major investments, they have recently provided the Company with additional capital and have committed to provide substantial additional capital, as described herein. However,VEBA AG and its affiliates are not otherwise obligated to provide capital to the Company. There can be no assurance that VEBA AG and its affiliates will continue to provide capital to the Company in the future.

                ----------------------------------------------------------------
   YEAR 2000    Many existing software programs, computers and other types of equipment were not designed to accommodate the Year 2000 and beyond. If not corrected, these computer applications and equipment could fail or create erroneous results. For the Company, this could disrupt purchasing, manufacturing, sales, finance and other support areas and affect the Company's ability to timely deliver silicon wafers with the exacting specifications required by the Company's customers, thereby causing potential lost sales and additional expenses.

                STATE OF READINESS. The Company has created a Year 2000 Project Team that is comprised of a Program Office, including a Global Project Manager, Customer and Vendor Management groups and Year 2000 representatives from all sites around the world, including the Company's unconsolidated joint ventures. This team is responsible for planning and monitoring all Year 2000 activities and reporting to the Company's executive management. The Company's Chief Financial Officer is the sponsor for the Year 2000 project and reports to the Company's Board of Directors on a periodic basis.

                The Company's Year 2000 project encompasses both information and non-information systems within the Company as well as the investigation of the readiness of the Company's strategic suppliers/business partners. The Company's goal is to have all Year 2000 issues resolved by June 1999, with Year 2000 issues relating to the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                 most critical business systems (i.e. financial, order processing) resolved by the first quarter of 1999. To that end, the Company has inventoried and assessed the Year 2000 readiness of the following:

                 - In-house Applications -- Those applications that are developed and supported in-house or purchased applications that are heavily customized and supported in-house. This classification also includes end-user-developed applications deemed critical to the business.

                 - Business Software (Purchased) -- Applications purchased from an outside vendor and used for automating business processes (i.e., financial systems, order processing systems, purchasing systems).

                 - Manufacturing Software (Purchased) -- Applications purchased from an outside vendor and used for automating manufacturing processes.

                 - Personal Computer Software (Purchased) -- All software packages resident on personal computers. This includes things such as operating systems, word processing software, communications software, project management software, and spreadsheet software.

                 - Infrastructure Software (Purchased) -- Purchased software used in the client/server and network environments.

                 - IT Hardware -- Information Technology hardware components including midrange machines, personal computers, printers, network hardware.

                 - Facilities & Utilities -- Components in the office and manufacturing supporting systems environments. Types of components include: copy machines, fax machines, telephone/communications systems, security systems, fire alarm/control, electrical, waste treatment, alarms, and air handlers.

                 - Manufacturing Equipment -- Shop floor equipment such as clean rooms, crystal pullers, epitaxial reactors, inspection, lab, lappers, laser markers, measurement tools, grinders, polishers, slicers, and wet benches.

                 IN-HOUSE APPLICATIONS. The Company is evaluating the extent to which modifications of the Company's in-house applications will be necessary to accommodate the Year 2000 and are modifying the Company's in-house applications to enable continued processing of data into and beyond the Year 2000. This phase of the Company's Year 2000 project is approximately 75% complete and the Company anticipates completing remediation and testing of the Company's in-house applications by the end of the first quarter of fiscal 1999.

                 PURCHASED SOFTWARE.The Company is obtaining, where feasible, contractual warranties from systems vendors that their products are or will be Year 2000 compliant. The Company has completed approximately 85%, 55% and 75% of its Year 2000 project related to business software, manufacturing software and personal computer software, respectively, and has completed its Year 2000 project related to infrastructure software. The Company expects this phase of its Year 2000 project to be completed by the end of the first quarter of 1999. The Company requires Year 2000 contractual warranties from all vendors of new software and hardware. In addition, the Company is testing newly purchased computer hardware and software systems in an effort to ensure their Year 2000 compliance.

                 EMBEDDED SYSTEMS. For in-house embedded systems, the Company is modifying its systems to enable the continuing functioning of equipment into and beyond the Year 2000. For third party embedded systems, the Company is obtaining, where feasible, contractual warranties from systems vendors that their products are or will be Year 2000 compliant. The Company has completed this phase of its Year 2000 project for hardware and has completed approximately 65% and 55% of its Year 2000 project related to facilities and utilities, and manufacturing equipment, respectively.The Company anticipates that such embedded systems will be fully tested by June 1999.

                 SUPPLIERS/BUSINESS PARTNERS. The Company has also communicated with its strategic suppliers and equipment vendors seeking assurances that they will be Year 2000 ready. The Company's goal is to obtain as much detailed information as possible about its strategic suppliers/business partners' Year 2000 plans so as to identify those companies which appear to pose a significant risk of failure to perform their obligations to the Company as a result of the Year 2000. Detailed information regarding all of its strategic suppliers and equipment vendors has been compiled and Year 2000 audits are planned for the most critical suppliers. This will be an ongoing process during the Company's Year 2000 project. For those strategic suppliers and equipment vendors that do not respond as to their status or their response is not satisfactory, the Company intends to develop contingency plans to ensure that sufficient resources are available to continue with business operations.

                 COSTS TO ADDRESS THE YEAR 2000. Spending for modifications and updates is being expensed as incurred and is not expected to have a material impact on the Company's results of operations or cash flows. The cost of the Company's Year 2000 project is being funded through borrowings. The Company estimates that its total incremental Year 2000 expenditures will be in the range of $5 - $7 million. Through December 31, 1998, the Company has expended approximately $2.2 million of incremental costs consisting mainly of contract programmers and consulting costs associated with the evaluation, assessment and remediation of computer systems and manufacturing equipment. The Company anticipates that contract programming costs will be its most significant cost as the Year 2000 project proceeds to completion.

                 RISK ANALYSIS. Like most large business enterprises, the Company is dependent upon its own internal computer technology and relies upon the timely performance of its suppliers/business partners. A large-scale Year 2000 failure could impair the Company's ability to timely deliver silicon wafers with the exacting specifications required by its customers, thereby causing potential lost sales and additional expenses. The Company's Year 2000 project seeks to identify and minimize this risk and includes testing of its in-house applications, purchased software and embedded systems to ensure that all such systems will function before and after the Year 2000. The Company is continually refining its understanding of the risk the Year 2000 poses to its strategic suppliers/business partners based upon information obtained through its surveys. This refinement will continue into mid-1999.

                 CONTINGENCY PLANS. The Company's Year 2000 project includes the development of contingency plans for business critical systems and manufacturing equipment as well as for strategic suppliers/business partners to attempt to minimize disruption to its operations in the event of a Year 2000 failure. The Company will be formulating plans to address a variety of failure scenarios, including failures of its in-house applications, as well as failures of strategic suppliers/business partners. The Company anticipates it will complete Year 2000 contingency planning by March 1999.

                 YEAR 2000 CAUTIONARY STATEMENT. Year 2000 issues are widespread and complex. While the Company believes it will address them on a timely basis, the Company cannot guarantee that it will be successful or that these problems will not materially adversely affect its business or results of operations. To a large extent, the Company depends on the efforts of its customers, suppliers and other organizations with which it conducts transactions to address their Year 2000 issues, over which the Company has no control.

                 ---------------------------------------------------------------
EURO CONVERSION  On January 1, 1999, eleven of the fifteen member countries of the European union established fixed conversion rates between their existing sovereign currencies and the euro. The participating countries have agreed to adopt the euro as their common legal currency as of that date while still utilizing their local currency until January 1, 2002.

                 The Company has begun to assess the potential impact to the Company that may result from the euro conversion. In addition to tax accounting considerations, the Company is also assessing the potential impact from the euro conversion in a number of other areas, including: the technical challenges to adapt information technology

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                 and other systems to accommodate euro-denominated transactions; the competitive impact of cross-border price transparency, which may make it more difficult for businesses to charge different prices for the same products on a country-by-country basis; the impact on currency exchange costs and currency exchange rate risk; and, the impact on existing contracts. While the Company will continue to assess the impact of the introduction of the euro, based on currently available information, management does not believe that the introduction of the euro will have a material adverse effect on the Company's financial condition or results of operation.




                 ---------------------------------------------------------------



 RECENTLY ISSUED In June 1998, the Financial Accounting Standards Board issued
      ACCOUNTING Statement of Financial Accounting Standards (SFAS) No. 133, PRONOUNCEMENTS "Accounting for Derivative Instruments and Hedging Activities."
                 SFAS No. 133 requires the recognition of all derivatives as assets or liabilities within the balance sheet, and requires both the derivatives and the underlying exposure to be recorded at fair value. Any gain or loss resulting from changes in fair value will be recorded as part of the results of operations, or as a component of comprehensive income or loss, depending upon the intended use of the derivative. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not believe that the implementation of this Statement will have a material adverse affect on its financial condition or results of operations.

                 In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. This Statement also requires that costs related to the preliminary project stage and the post-implementation/ operations stage of an internal-use computer software development project be expensed as incurred. SOP 98-1 is effective for financial statements issued for fiscal years beginning after December 15, 1998. The Company does not believe that the implementation of this Statement will have a material adverse effect on its financial condition or results of operations.

                 ---------------------------------------------------------------
 RISK FACTORS    Certain statements made in this report are or may constitute
                 "forward looking statements". These include statements concerning the manner, timing and estimated savings and effects of the Company's restructuring activities; estimated cost reductions for the global purchasing, plant focus and other initiatives; the Company's expectations for an increase in market demand for silicon wafers and semiconductors and an easing of pressure on pricing and margins in the year 2000; the Company's expectations concerning its lack of profitability in 1999 and its ability to generate positive operating cash flows in the year 2000; implementation in MEMC plants of QS 900 and ISO 14001 certification; the transfer of Spartanburg-based small diameter production activities to other existing locations; utilization of the restructuring reserve; capital expenditures in 1999; the expectations concerning Taisil and the Taiwanese silicon wafer market; the consummation of the pending private placement to the VEBA Group and the Offering;
                 the continued support of the Company by the VEBA Group; and the status, effectiveness and projected completion of the Company's Year 2000 initiative.

                 Because these matters are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by forward looking statements. Factors that could cause actual results to differ materially include the demand for semiconductors worldwide; changes in the pricing environment for the Company's products; changes in financial market conditions; the economic conditions in the Asia Pacific region and Japan; actions taken by the Company's competitors; the willingness of the Company's customers to re-qualify Spartanburg-based production to other locations; the accuracy of assumptions made by the Company regarding savings from its restructuring activities; and changes in interest and exchange rates.

                 Undue reliance should not be placed on these forward looking statements, which speak only as of the date that they are made. The Company does not undertake any obligation to release publically any revisions to these statements to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

                 ---------------------------------------------------------------
   MARKET RISK   Market risks relating to the Company's operations result
                 primarily from changes in interest rates and changes in foreign exchange rates. The Company enters into currency swaps to minimize the risk and costs associated with its financing activities in currencies other than its functional currency.
                 The Company does not hold derivatives for trading purposes.

                 The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal maturities and related weighted-average interest rates by expected maturity dates. Weighted average variable rates are based on implied forward rates in the yield curve at the reporting date. The information is presented in U.S. dollar equivalents. The instrument's actual cash flows are denominated in U.S. dollars (USD), Japanese Yen (JPY), and Italian Lira
                 (ITL), as indicated in parentheses.




INTEREST RATE SENSITIVITY
Principal (Notional) Amount by Expected Maturity Average Interest Rate

                                                                                                                 Fair Value
(Amounts in thousands)              1999        2000       2001          2002       2003    Thereafter   Total    12/31/98
---------------------------------------------------------------------------------------------------------------------------
LIABILITIES

Variable rate debt:
Long-term debt - (USD)                                     $131,400                                     $131,400   $131,400
   Average interest rate                                       10.2%                                        10.2%

Fixed rate debt:
Long-term debt - (USD)            $30,000(1)   $10,000(1)  $145,000    $100,000    $90,000   $200,000   $575,000   $542,593
Long-term debt - (JPY)              8,610(1)    20,776(1)    44,410      31,461      4,219     45,504    154,980    154,581
Long-term debt - (ITL)              2,517        2,288        2,347       1,926      1,220      2,002     12,300     12,670
---------------------------------------------------------------------------------------------------------------------------
   Total fixed rate debt          $41,127      $33,064     $191,757    $133,387    $95,439   $247,506   $742,280   $709,844
===========================================================================================================================
   Average interest rate              7.2%         4.4%         7.5%        7.5%       8.4%       8.1%       7.6%
Total Fixed and Variable                                                                                 873,680   $841,244
===========================================================================================================================

(1)The Company has the ability and intent to refinance all U.S. Dollar denominated debt in 1999 and 2000, all Japanese Yen denominated debt in 1999, and $8,610 of the Japanese Yen denominated debt in 2000 at interest rates reflecting new maturities to 2001 and interest rate spreads applicable to an average industrial borrower at an assumed credit rating.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                 The Company routinely enters into forward currency exchange contracts in the regular course of its business to manage its exposure against foreign currencies. The Company had $30.8 million in foreign currency contracts outstanding at December 31, 1998 with an estimated fair value of $32.1 million. These contracts are for a short duration, generally less than six months, and their contract values approximate fair value. Thus, they have been omitted from the table below. In addition, the Company entered into a foreign currency swaps to hedge a portion of its debt in Japan. For debt obligations, the table presents debt obligations which are held by the Company in a currency that is not its reporting currency.

                 FOREIGN CURRENCY EXCHANGE RATE SENSITIVITY

                 Principal (National) Amount by Expected Maturity

                                                                                                       Fair Value
                 (Amounts in thousands)                        1999    2000    2001     2002     Total   12/31/98
                 ------------------------------------------------------------------------------------------------
                 LONG-TERM DEBT (US $ Functional Currency)
                  Long-term debt - JPY                      $8,610  $8,610   $8,610   $8,610  $34,440   $33,582
                  Average interest rates                      3.4%    4.1%     4.7%     5.2%     4.4%

                 CURRENCY SWAP AGREEMENTS
                 Payment of Japanese Yen
                 Notional amount                                             12,634            12,634    10,384
                  Average contract rate                                       79.15
                 ------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS


Year ended December 31,                                               1998            1997            1996
-----------------------------------------------------------------------------------------------------------
Dollars in thousands, except share data
Net sales                                                      $    758,916    $    986,673    $  1,119,500
Cost of goods sold                                                  790,745         861,914         869,315
-----------------------------------------------------------------------------------------------------------
     Gross margin                                                   (31,829)        124,759         250,185
Operating expenses:
   Marketing and administration                                      73,515          70,715          79,680
   Research and development                                          81,591          64,457          44,313
   Restructuring costs                                              146,324              --              --
-----------------------------------------------------------------------------------------------------------
     Operating profit (loss)                                       (333,259)        (10,413)        126,192
-----------------------------------------------------------------------------------------------------------
Nonoperating (income) expense:
   Interest expense                                                  45,832          14,743             494
   Interest income                                                   (2,291)         (2,570)         (5,436)
   Royalty income                                                    (4,628)         (8,186)         (6,158)
   Other, net                                                         1,043          (4,070)          7,437
-----------------------------------------------------------------------------------------------------------
     Total nonoperating (income) expense                             39,956             (83)         (3,663)
-----------------------------------------------------------------------------------------------------------
     Earnings (loss) before income taxes, equity in income
        (loss) of joint ventures and minority interests            (373,215)        (10,330)        129,855
Income taxes                                                        (89,394)          2,769          51,942
-----------------------------------------------------------------------------------------------------------
     Earnings (loss) before equity in income (loss) of joint
        ventures and minority interests                            (283,821)        (13,099)         77,913
Equity in income (loss) of joint ventures                           (43,496)          5,480          26,716
Minority interests                                                   10,985           3,106          (1,241)
-----------------------------------------------------------------------------------------------------------
Net earnings (loss)                                            $   (316,332)   $     (4,513)   $    103,388
===========================================================================================================
Basic earnings (loss) per share                                $      (7.80)   $      (0.11)   $       2.50
Diluted earnings (loss) per share                              $      (7.80)   $      (0.11)   $       2.49
===========================================================================================================
Weighted average shares used in computing basic
   earnings (loss) per share                                     40,580,869      41,345,193      41,308,806
===========================================================================================================
Weighted average shares used in computing diluted
   earnings (loss) per share                                     40,580,869      41,345,193      41,534,412
===========================================================================================================


See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS


December 31,                                                                         1998           1997
----------------------------------------------------------------------------------------------------------
Dollars in thousands, except share data

ASSETS

Current assets:
   Cash and cash equivalents                                                    $    16,168    $    30,053
   Accounts receivable, less allowance for doubtful accounts of
     $2,853 and $3,473 in 1998 and 1997, respectively                                98,528        154,702
   Income taxes receivable                                                           10,161         14,382
   Inventories                                                                      115,927        141,447
   Deferred tax assets, net                                                          23,129         13,206
   Prepaid and other current assets                                                  35,225         23,185
----------------------------------------------------------------------------------------------------------
     Total current assets                                                           299,138        376,975
Property, plant and equipment, net                                                1,188,832      1,200,827
Investment in joint ventures                                                         94,610        112,573
Excess of cost over net assets acquired, net of accumulated amortization of
   $5,128 and $3,752 in 1998 and 1997, respectively                                  48,396         49,772
Deferred tax asset, net                                                             104,650         15,472
Other assets                                                                         38,088         38,805
----------------------------------------------------------------------------------------------------------
     Total assets                                                               $ 1,773,714    $ 1,794,424
==========================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Short-term borrowings and current portion of long-term debt                  $    38,644    $   122,476
   Accounts payable                                                                 112,581        146,172
   Accrued liabilities                                                               35,404         40,219
   Customer deposits                                                                 17,639          8,392
   Provision for restructuring costs                                                 37,299             --
   Accrued wages and salaries                                                        17,077         21,267
----------------------------------------------------------------------------------------------------------
     Total current liabilities                                                      258,644        338,526
Long-term debt, less current portion                                                871,163        510,038
Pension and similar liabilities                                                      92,466         76,837
Customer deposits                                                                    59,033         67,141
Other liabilities                                                                    45,126         26,901
----------------------------------------------------------------------------------------------------------
     Total liabilities                                                            1,326,432      1,019,443
----------------------------------------------------------------------------------------------------------
Minority interests                                                                   48,242         59,227
Commitments and contingencies

Stockholders' equity:
   Preferred stock, $.01 par value, 50,000,000 shares authorized, none issued
     or outstanding in 1998 or 1997                                                      --             --
   Common stock, $.01 par value, 200,000,000 shares authorized, 41,436,421
     and 41,440,369 issued in 1998 and 1997, respectively                               414            414
   Additional paid-in capital                                                       574,188        574,317
   Retained earnings (accumulated deficit)                                         (147,836)       168,496
   Accumulated other comprehensive loss                                             (10,581)       (25,721)
   Unearned restricted stock awards                                                    (125)          (424)
   Treasury stock, at cost: 929,205 and 36,205 shares in 1998 and 1997              (17,020)        (1,328)
----------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                     399,040        715,754
----------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                                 $ 1,773,714    $ 1,794,424
==========================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31,                                                                 1998                1997             1996
------------------------------------------------------------------------------------------------------------------------------------
Dollars in thousands

Cash flows from operating activities:
   Net earnings (loss)                                                                $(316,332)        $  (4,513)        $ 103,388
   Adjustments to reconcile net earnings (loss) to net cash
     provided by (used in) operating activities:
        Depreciation and amortization                                                   155,874           126,913            91,660
        Minority interests                                                              (10,985)           (3,106)            1,241
        Equity in (income) loss of joint ventures                                        43,496            (5,480)          (26,716)
        Restructuring costs                                                             104,704                --                --
        (Gain) loss on sale of property, plant and equipment                              6,916            (4,766)              610
        Deferred compensation earned                                                        299               596             1,001
        Changes in assets and liabilities:
          Accounts receivable                                                            61,836           (36,051)           32,247
          Income taxes receivable                                                         4,655            (8,794)          (24,127)
          Inventories                                                                    28,461           (46,445)          (11,126)
          Prepaid and other current assets                                               (1,203)            9,487           (10,638)
          Deferred taxes                                                                (98,074)          (17,783)           11,546
          Accounts payable                                                              (38,833)            3,976            19,221
          Accrued liabilities                                                            (7,792)            8,301            (8,257)
          Accrued wages and salaries                                                     (4,209)           (3,797)            1,749
          Customer deposits                                                                (348)           17,806            69,626
          Other, net                                                                     37,680            (6,915)           10,480
------------------------------------------------------------------------------------------------------------------------------------
             Net cash provided by (used in) operating activities                        (33,855)           29,429           261,905
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Capital expenditures                                                                (194,610)         (372,416)         (590,049)
   Proceeds from sale of property, plant and equipment                                    5,730            21,512               884
   Equity infusions in joint ventures                                                   (25,533)          (10,638)          (14,698)
   Dividend received from unconsolidated joint venture                                       --            11,263                --
   Deposit with affiliate                                                                    --                --            55,000
   Notes receivable from affiliates                                                      (8,642)              212             2,376
------------------------------------------------------------------------------------------------------------------------------------
             Net cash used in investing activities                                     (223,055)         (350,067)         (546,487)
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Net short-term borrowings                                                             (8,843)           87,420            14,898
   Proceeds from issuance of long-term debt                                             515,313           248,553           222,166
   Principal payments on long-term debt                                                (248,936)          (18,693)           (2,060)
   Repurchase of common stock                                                           (15,692)               --            (1,328)
   Other                                                                                   (129)              385             8,603
------------------------------------------------------------------------------------------------------------------------------------
             Net cash provided by financing activities                                  241,713           317,665           242,279
------------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                              1,312            (2,070)              207
------------------------------------------------------------------------------------------------------------------------------------
             Net decrease in cash and cash equivalents                                  (13,885)           (5,043)          (42,096)
Cash and cash equivalents at beginning of year                                           30,053            35,096            77,192
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                              $  16,168         $  30,053         $  35,096
====================================================================================================================================
Supplemental disclosures of cash flow information:
   Interest payments, net of amount capitalized                                       $  48,179         $  21,204         $      --
   Income taxes paid                                                                  $   9,794            18,020            57,590
====================================================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                        Common Stock
                               ----------------------------                    Retained
                                   Number                    Additional        Earnings
                                  of Shares         Par         Paid-in    (Accumulated
                                   Issued          Value        Capital         Deficit)
----------------------------------------------------------------------------------------
Dollars in thousands,
except per share data
Balance at December 31, 1995     41,399,998    $       414    $   569,959    $    69,621
Comprehensive income
   Net earnings                          --             --             --        103,388
   Net translation adjustment            --             --             --             --
Comprehensive income
Stock plans, net                     70,973              1          3,392             --
Deferred compensation earned             --             --             --             --
Repurchase of common stock               --             --             --             --
----------------------------------------------------------------------------------------
Balance at December 31, 1996     41,470,971            415        573,351        173,009
Comprehensive loss
   Net loss                              --             --             --         (4,513)
   Net translation adjustment            --             --             --             --
Comprehensive loss
Stock plans, net                    (30,602)            (1)           966             --
Deferred compensation earned             --             --             --             --
----------------------------------------------------------------------------------------
Balance at December 31, 1997     41,440,369            414        574,317        168,496
Comprehensive loss
   Net loss                              --             --             --       (316,332)
   Net translation adjustment            --             --             --             --
   Minimum pension liability             --             --             --             --
Comprehensive loss (net of tax)
Stock plans, net                     (3,948)            --           (129)            --
Deferred compensation earned             --             --             --             --
Repurchase of common stock               --             --             --             --
----------------------------------------------------------------------------------------
Balance at December 31,1998      41,436,421    $       414    $   574,188    $  (147,836)
========================================================================================



                                 Accumulated       Unearned
                                       Other     Restricted
                               Comprehensive          Stock      Treasury
                               Income (loss)         Awards         Stock          Total
----------------------------------------------------------------------------------------
Dollars in thousands,
except per share data
Balance at December 31, 1995    $     4,717    $    (2,016)   $        --    $   642,695
Comprehensive income
   Net earnings                          --             --             --        103,388
   Net translation adjustment          (364)            --             --           (364)
Comprehensive income                                                             103,024
Stock plans, net                         --           (202)            --          3,191
Deferred compensation earned             --          1,001             --          1,001
Repurchase of common stock               --             --         (1,328)        (1,328)
----------------------------------------------------------------------------------------
Balance at December 31, 1996           4,353        (1,217)        (1,328)       748,583
Comprehensive loss
   Net loss                              --             --             --         (4,513)
   Net translation adjustment        (30,074)           --             --        (30,074)
Comprehensive loss                                                               (34,587)
Stock plans, net                         --            197             --          1,162
Deferred compensation earned             --            596             --            596
----------------------------------------------------------------------------------------
Balance at December 31, 1997         (25,721)         (424)        (1,328)       715,754
Comprehensive loss
   Net loss                              --             --             --       (316,332)
   Net translation adjustment        17,682             --             --         17,682
   Minimum pension liability         (2,542)            --             --         (2,542)
Comprehensive loss (net of tax)                                                 (301,192)
Stock plans, net                         --            129             --             --
Deferred compensation earned             --            170             --            170
Repurchase of common stock               --             --        (15,692)       (15,692)
----------------------------------------------------------------------------------------
Balance at December 31,1998     $   (10,581)   $      (125)   $   (17,020)   $   399,040
========================================================================================

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Dollars in thousands, except share data



       1 - NATURE OF   MEMC Electronic Materials, Inc. and subsidiaries (the
          OPERATIONS   Company) is a manufacturer and leading worldwide supplier
                       of electronic grade silicon wafers for the semiconductor
                       industry. The Company has production facilities directly
                       or through joint ventures in Italy, Japan, Malaysia,
                       South Korea, Taiwan and the United States. The Company's
                       customers are located throughout the world.
                       ---------------------------------------------------------

        2 - SUMMARY    (a) Basis of Presentation
     OF SIGNIFICANT    The preparation of the consolidated financial statements
ACCOUNTING POLICIES    in conformity with generally accepted accounting
                       principals (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       Certain prior period amounts have been reclassified to conform to the current year's presentation.

                       (b) Principles of Consolidation
                       The consolidated financial statements include the accounts of MEMC Electronic Materials, Inc. and its wholly and majority owned subsidiaries. Investments of less than 50% in two joint venture companies are accounted for using the equity method. All significant intercompany transactions have been eliminated.

                       (c) Cash Equivalents
                       Cash equivalents consist of cash in banks, principally overnight investments and short-term time deposits, with original maturities of three months or less.

                       (d) Inventories
                       Inventories are stated at the lower of cost or market. Raw materials and supplies inventories are valued using the first-in, first-out method. Goods in process and finished goods inventory values are based upon standard costs which approximate average costs.

                       (e) Property, Plant and Equipment
                       Property, plant and equipment are stated at cost. Depreciation is computed principally using the straight-line method over estimated service lives as follows:
                       ---------------------------------------------------------

                                                                           Years
                       Land improvements                                    6-15
                       Buildings and building improvements                 10-30
                       Machinery and equipment                              3-12
                       =========================================================

                       The Company capitalizes interest costs as part of the cost of constructing facilities and equipment. Interest costs of $5,521, $15,968 and $8,957 were capitalized in 1998, 1997 and 1996, respectively.

                       (f) Excess of Cost Over Net Assets Acquired
                       Excess of cost over net assets acquired (goodwill) is amortized on a straight-line basis over the periods estimated to be benefited, not exceeding 40 years. Excess of cost over net assets acquired is reviewed for impairment whenever events and changes in business circumstances indicate the carrying value of the goodwill and related acquired assets that gave rise to the goodwill may not be recoverable. Impairment losses are recognized if expected future cash flows of the related assets are less than their carrying values. There is no indication of impairment of excess cost over net assets acquired at December 31, 1998 and 1997.

                       (g) Computer Software Developed or Obtained for Internal
                           Use
                       Costs related to the development or purchase of internal-use software are capitalized and amortized over the estimated useful life of the software. Costs related to the preliminary project stage and the post-implementation/operations stage of an internal-use computer software development project are expensed as incurred.

                       (h) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of

                       Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There is no indication of impairment of property, plant and equipment at December 31, 1998 and 1997.

                       (i) Impairment of Investment in Joint Ventures Impairment of investments in joint ventures is measured by comparing the carrying amount of the asset to future net cash flows expected to be generated by the asset. In addition, the level of commitment of the joint venture's shareholders, the silicon wafer markets serviced by the joint ventures, and the level of customer qualifications at the joint ventures are also considered in assessing the impairment of the Company's investments in joint ventures. There is no indication of impairment of these investments at December 31, 1998 and 1997.

                       (j) Revenue Recognition
                       Revenues are recognized when products are shipped.

                       (k) Derivative Financial Instruments
                       The Company enters into forward exchange contracts to manage foreign currency exchange risk relating to current trade receivables with its foreign subsidiaries and current trade receivables with its customers denominated in foreign currencies (primarily Japanese yen and Deutsche mark). The purpose of the Company's foreign currency hedging activities is to protect the Company from the risk that the eventual dollar net cash flows resulting from foreign currency transactions will be adversely affected by changes in exchange rates. The Company does not hold or issue financial instruments for trading purposes.

                       The Company's forward exchange contracts are accounted for as hedges and, accordingly, gains and losses on those contracts are deferred and recognized at the time of settlement of the related receivables. Deferred gains and losses are included on a net basis in the consolidated balance sheets as either other assets or other liabilities. Upon termination, gains and losses are included in the consolidated statements of operations as other income or expense. If a forward exchange contract is designated as a hedge but is no longer effective, it is marked to market and included in other income or expense in the consolidated statements of operations.
                       A payment or receipt arising from the termination of a forward exchange contract that is effective as a hedge is included in other income or expense in the consolidated statements of operations.

                       (l) Translation of Foreign Currencies
                       Assets and liabilities of foreign subsidiaries whose functional currency is other than the U.S. dollar are translated to U.S. dollars using the exchange rates in effect at the balance sheet date. Results of operations are translated using average rates during the period. Adjustments resulting from the translation process are included as a separate component of stockholders' equity

                       (m) Income Taxes
                       Deferred tax assets and liabilities are recognized for the future tax consequences attributable to material differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. A valuation allowance has been established for deferred tax assets that the Company believes may not be realized.

                       No provision is made for U.S. income taxes on unremitted earnings of the Company's consolidated non-U.S. subsidiaries, as the retention of such earnings is considered essential for continuing operations, or the additional taxes are considered to be minimal based upon available foreign tax credits.

                       (n) Stock-Based Compensation
                       The Company measures its compensation cost of equity instruments issued under employee compensation plans under the provisions of Accounting Principles Board Opinion No. 25 and related Interpretations. Compensation expense related to restricted stock awards is recognized over the applicable vesting periods, and the unamortized portion of deferred compensation is reflected as a separate component of stockholders' equity. The Company does not issue equity instruments to non-employees.

                       (o) Comprehensive Income
                       (Loss) Reclassification Adjustment
                       The Company's decision to forego construction of a new 200 millimeter facility at its joint venture in Malaysia and to withdraw from its small diameter joint venture in China resulted in a reclassification adjustment to comprehensive income (loss) in 1998 of approximately $9,500.

                       (p) Contingencies
                       Contingent liabilities are disclosed when management believes they are material to the Company's financial position. There are no such known contingent liabilities at December 31, 1998.

                       ---------------------------------------------------------
 3 - FAIR VALUE OF     The carrying amount of the Company's cash, accounts
         FINANCIAL     receivable, income taxes receivable, short-term
       INSTRUMENTS     borrowings accounts payable and accrued liabilities
                       approximates fair value due to the short maturity of these instruments. Consequently, such instruments are not included in the table below which provides information regarding the estimated fair values of other financial instruments, both on and off balance sheet, as follows:

                                  DECEMBER 31,                                        1998                         1997
                                  ---------------------------------------------------------------------------------------------
                                                                            CARRYING       ESTIMATED      CARRYING    ESTIMATED
                                                                              AMOUNT      FAIR VALUE        AMOUNT   FAIR VALUE
                                  ---------------------------------------------------------------------------------------------
                                  Dollars in thousands
                                  Long-term debt                            $873,680        $841,244      $519,995     $522,970
                                  Off-balance sheet financial instruments:
                                       Foreign currency contracts             30,846          32,139        69,842       67,810
                                       Currency swap contract                 12,634          10,384        12,634        9,334
                                  =============================================================================================

                       The fair value of each long-term debt facility is based upon the amount of future cash flows associated with each instrument discounted at the Company's current borrowing rate for similar debt instruments of comparable terms.

                       The Company has entered into forward exchange contracts with VEBAAG and its affiliates to manage foreign currency exchange risk relating to current trade sales with its foreign subsidiaries and current trade sales with its customers denominated in foreign currencies (primarily Japanese yen and Deutsche mark), and a currency swap contract relating to foreign currency denominated intercompany loans. The Company believes its hedging arrangements with VEBAAG and its affiliates allow for transactions on a basis that is comparable to terms available from unrelated third party financial intermediaries.

                       The fair values of the forward and the currency swap contracts were a net gain to the Company of $957 and $5,332, as measured by the amount that would have been paid to liquidate and repurchase all open contracts as of December 31, 1998 and 1997, respectively. Deferred losses for intercompany loans totaled $2,897 and $3,437 at December 31, 1998 and 1997, respectively.

                       ---------------------------------------------------------
4 - CONCENTRATION      The Company sells products to customers in the
   OF CREDIT RISK      semiconductor industry which are located in various
                       geographic regions including the United States, Europe, Japan and Asia Pacific. The primary customers in this industry are well capitalized and the concentration of credit risk is considered minimal due to the Company's customer base. Sales to the Company's largest customer were 20.3%, 20.0% and 16.8% of net sales in 1998, 1997 and 1996, respectively. No other customer constituted 10% or more of net sales in 1998, 1997 or 1996.

                       ---------------------------------------------------------
 5 - RESTRUCTURING     During the second quarter of 1998, the Company decided to
             COSTS     close its small diameter wafer facility in Spartanburg,
                       South Carolina and to withdraw from its 60% owned joint venture in a small diameter wafer operation in China.
                       These actions were taken because (1) a number of semiconductor manufacturers have been running their larger diameter manufacturing lines in preference to their small diameter lines in order to gain production efficiencies; (2) a number of semiconductor manufacturers recently have undertaken restructuring initiatives focused on permanently eliminating small diameter lines;
                       and (3) management believes that small diameter wafer capacity will exceed demand even after the semiconductor industry begins to recover. The Company also decided to forego construction of a new 200 millimeter wafer facility at its 75% owned joint venture in Malaysia. This decision was based upon current and anticipated excess capacity for 200 millimeter wafers and the significant price erosion that the Company has experienced for these wafers.

                       The Company recorded a charge to operations of $121,670 (of which $81,325 is non-cash) related to the above actions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Restructuring activity since the provision for restructuring costs was recorded is as follows:


                                                                                                        BALANCE AT
                                                                                            AMOUNT    DECEMBER 31,
                                                                         PROVISION        UTILIZED            1998
                        ------------------------------------------------------------------------------------------
                        Asset impairment/write-off:
                          Spartanburg property, plant and equipment       $ 36,300         $36,300        $    --
                          Malaysian joint venture assets                    28,000          25,195          2,805
                          Chinese joint venture assets                      13,800           9,642          4,158
                          Other infrastructure                               3,225           3,225             --
                        ------------------------------------------------------------------------------------------
                        Total                                               81,325          74,362          6,963
                        ------------------------------------------------------------------------------------------

                        Dismantling and related costs:
                          Dismantling costs                                 11,345           1,039         10,306
                          Costs incurred by equipment supplier               5,000           5,000             --
                          Environmental costs                                3,500              11          3,489
                          Operating leases                                   3,000              --          3,000
                          Other                                              3,000              --          3,000
                        ------------------------------------------------------------------------------------------
                          Total                                             25,845           6,050         19,795
                        ------------------------------------------------------------------------------------------

                        Personnel costs                                     14,500           3,959         10,541
                        ------------------------------------------------------------------------------------------

                        Total restructuring costs                         $121,670         $84,371        $37,299
                        ==========================================================================================


                       The assets for which an impairment loss has been recorded or which have or will be written-off are primarily property, plant and equipment that cannot be sold or used at other Company facilities. Accordingly, these assets have been written down to net realizable value. The net balance of Spartanburg property, plant and equipment before and after the write-off was $50,965 and $14,665, respectively. Additionally, the Company wrote-off architectural design and site preparation fees and costs incurred to develop a computer integrated manufacturing system for the Malaysian joint venture that do not have applicability elsewhere within the Company. Ongoing operating expenses until plant closure associated with the Spartanburg facility of approximately $7,930 will continue to be recorded as period costs. Costs of approximately $8,000 relating to the relocation and installation of equipment from the Spartanburg facility to other sites will be capitalized as incurred.

                       The Chinese joint venture assets represent the operating assets of the Company's 60% owned joint venture in China. The Company anticipates ceding its interest in the operating assets of the joint venture to the partner in the joint venture, with which the Company has no other interest, and receiving deminimus proceeds in conjunction with its withdrawal.

                       The provision for dismantling and related costs primarily relates to the Spartanburg facility and includes estimates for the dismantling of the facility, collection and disposal of process chemicals, decontamination of manufacturing equipment, modification of the wastewater treatment facility, remaining operating lease payments on equipment that will not be used elsewhere in the Company and scrapping charges. Environmental remediation costs of $3,500 relating to the closure of the Spartanburg facility were accrued in accordance with Statement of accounting Financial Standards No. 5, "Accounting for Contingencies".

                       Personnel costs of $12,200 represent the expected severance cost of involuntary terminations for all hourly and salaried employees, at the Spartanburg facility, whom the Company does not expect to relocate elsewhere within the organization. At December 31, 1998, approximately 240 of these employees had not yet been terminated. An additional $2,300 restructuring charge relates to severance benefits for certain employees at other MEMC sites.

                       In addition to the restructuring activities discussed above, the Company recorded a $24,654 charge for a voluntary separation program for approximately 600 hourly and salaried U.S. employees. All of this amount was paid to participants as of December 31, 1998. Of the $37,299 restructuring reserve at December 31, 1998, approximately $7,000 is non-cash. Half of the approximately $30,000 remaining reserve is expected to be paid out in the first half of 1999. During this time, the Company will transfer the small diameter production activities of the Spartanburg facility to other existing Company locations. The remaining half is expected to be expended by 1999 year-end and relates primarily to dismantling costs associated with the Spartanburg facility.

                       ---------------------------------------------------------
   6 - INVENTORIES     Inventories consist of the following:

                        DECEMBER 31,                                         1998                  1997
                        -------------------------------------------------------------------------------
                        Dollars in thousands
                        Raw materials and supplies                       $ 59,722              $ 65,369
                        Goods in process                                   33,612                37,996
                        Finished goods                                     22,593                38,082
                        -------------------------------------------------------------------------------
                                                                         $115,927              $141,447
                        ===============================================================================

                       ---------------------------------------------------------
7 - PROPERTY, PLANt    Property, plant and equipment consist of the following:
     AND EQUIPMENT

                        December 31,                                           1998                1997
                        -------------------------------------------------------------------------------
                        Dollars in thousands
                        Land and land improvements                       $   14,404          $   13,055
                        Buildings and building improvements                 484,820             435,740
                        Machinery and equipment                           1,110,195           1,001,846
                        -------------------------------------------------------------------------------
                                                                          1,609,419           1,450,641
                        Less accumulated depreciation                       569,327             465,384
                        -------------------------------------------------------------------------------
                                                                          1,040,092             985,257
                        Construction in progress                            148,740             215,570
                        -------------------------------------------------------------------------------
                                                                         $1,188,832          $1,200,827
                        ===============================================================================

                       ---------------------------------------------------------
  8  - INVESTMENT IN   The Company has a 40% interest in POSCO HULS Co. Ltd.
      JOINT VENTURES   (PHC), a joint stock company formed to manufac- ture and
                       sell silicon wafers in South Korea, and a 45% interest in Taisil Electronic Materials Corporation (Taisil), a company limited by shares formed to manufacture and sell silicon wafers in Taiwan.

                       During 1998, 1997 and 1996, the Company earned $4,628, $8,186 and $6,158, respectively, from these unconsolidated joint ventures under royalty agreements. Sales by PHC of intermediate and finished product to the Company totaled $22,301, $32,313 and $89,723 in 1998,
                       1997 and 1996, respectively.

                       The Company provides PHC and Taisil with debt guarantees totaling $581 and $74,711, respectively.At December 31, 1998, PHC and Taisil had $581 and $74,711, respectively, in standby letters of credit and borrowings outstanding against these guarantees.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       A summary of the results of operations for 1998, 1997 and 1996, and financial position as of December 31, 1998 and 1997 of the Company's unconsolidated joint ventures follows:

                        December 31,                                     1998                1997                   1996
                        ------------------------------------------------------------------------------------------------
                        Dollars in thousands
                        Total:
                          Net sales                                 $179,643             $277,492               $282,310
                          Gross margin                               (33,668)              54,120                107,366
                          Net earnings (loss)                       (101,596)              15,274                 68,847
                        ================================================================================================
                        The Company's share --
                          Net earnings (loss)                       $(43,496)            $  5,480               $ 26,716
                        ================================================================================================
                        Current assets                              $169,532             $147,644
                        Noncurrent assets                            488,634              565,201
                        -------------------------------------------------------------------------
                          Total assets                               658,166              712,845
                        -------------------------------------------------------------------------
                        Current liabilities                          165,157              155,038
                        Noncurrent liabilities                       266,352              284,736
                        -------------------------------------------------------------------------
                          Total liabilities                          431,509              439,774
                        Interests of others                          132,047              160,498
                        -------------------------------------------------------------------------
                          The Company's investment                  $ 94,610             $112,573
                        =========================================================================

                       The Company's share of undistributed retained earnings of unconsolidated joint ventures was approximately ($28,156) and $16,090 at December 31, 1998 and 1997, respectively. In 1997, the Company received a dividend from PHC of $11,263.

                       The Company's unconsolidated joint ventures have net sales denominated in or based on the U.S. dollar and manufacturing expenses primarily denominated in the U.S. dollar, Korean won and New Taiwanese dollar. PHC also has significant debt denominated in the U.S. dollar and Korean won. Likewise, Taisil has significant debt denominated in the U.S. dollar and New Taiwanese dollar. PHC and Taisil use the U.S. dollar as their functional currency for U.S. GAAP purposes and do not hedge net Korean won or New Taiwanese dollar exposures.

                       ---------------------------------------------------------
      9 - SHORT-TERM   Interest expense related to short-term borrowings with an
           BORROWING   affiliate was $4,195, $1,667 and $181 in 1998, 1997  and
      AGREEMENTS AND   1996, respectively.
     LINES OF CREDIT
                       The Company has unsecured borrowings from foreign banks of approximately $36,000 at December 31, 1998, under approximately $83,000 of short-term loan agreements which bear interest at various rates ranging from 1.0% to 11.1% and are renewable annually. The interest rate on the borrowings is negotiated at the time of the borrowings.

                       Commitment fees of 1/4 of 1% are paid on the unused portion of the lines of credit. The Company's weighted average interest rate on short-term borrowings was 3.3% and 4.9% at December 31, 1998 and 1997, respectively, and was favorably impacted by interest rates in Japan.

                       ---------------------------------------------------------
10 - LONG-TERM DEBT    Long-term debt consists of the following:

                        December 31,                                                               1998             1997
                        ------------------------------------------------------------------------------------------------
                        Dollars in thousands
                        Owed to affiliates:
                          Note with interest payable semiannually at 6.7%, due in 1998         $     --         $ 25,000
                          Notes with interest payable semiannually at rates ranging from
                            2.1% to 7.2%, due in 1999                                                --           37,690
                          Notes with interest payable semiannually at rates ranging from
                            2.5% to 6.4%, due in 2000                                                --           17,690
                          Notes with interest payable semiannually at rates ranging from
                            2.9% to 10.2%, due in 2001                                          342,230           77,690
                          Notes with interest payable semiannually at rates ranging from
                            3.2% to 9.7%, due in 2002                                           108,610           82,690
                          Note with interest payable semiannually at rates ranging from
                            6.4% to 8.8%, due in 2003                                            90,000           40,000
                          Notes with interest payable semiannually at rates ranging from
                            6.5% to 9.7%, due in 2004                                           125,000          100,000
                          Note with interest payable semiannually at rates ranging from
                            7.3% to 9.6%, due in 2005                                            75,000           75,000
                        ------------------------------------------------------------------------------------------------
                        Total owed to affiliates                                                740,840          455,760
                        ------------------------------------------------------------------------------------------------

                        Owed to nonaffiliates:
                          Note with interest payable semiannually at 4.1%, due in 1998               --            7,690
                          Notes with interest payable semiannually at rates ranging from
                            1.7% to 2.2%, due in 2001                                           $17,220           15,380
                          Note with interest payable semiannually at  rates ranging from
                            1.6% to 1.7%, due in 2000 through 2002                               43,050           15,380
                          Other notes with interest payable semiannually at rates ranging
                            from 1.5% to 8.9%, due in 1999 through 2017                          72,570           25,785
                        ------------------------------------------------------------------------------------------------
                        Total owed to nonaffiliates                                             132,840           64,235
                        ------------------------------------------------------------------------------------------------
                        Total long-term debt                                                    873,680          519,995
                        Less current portion                                                      2,517            9,957
                        ------------------------------------------------------------------------------------------------
                                                                                               $871,163         $510,038
                        ================================================================================================

                       The Company has long-term committed loan agreements of approximately $927,000 at December 31, 1998, of which approximately $874,000 is outstanding. Commitment fees of 1/4 of 1% are paid on the unused portion of committed loan agreements. The Company has approximately $54,000 of available long-term loan agreements with affiliates at December 31, 1998. Under the terms of certain of these long-term loan agreements owed to affiliates, the Company cannot pledge any of its assets to secure additional financing.

                       Interest expense related to long-term notes payable to affiliates was $43,567, $25,633 and $7,337 in 1998, 1997 and 1996, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       The aggregate amounts of long-term debt maturing
                       subsequent to December 31, 1998 are as follows:
                       ---------------------------------------------------------
                       Dollars in thousands
                       1999                                             $  2,517
                       2000                                               14,454
                       2001                                              380,377
                       2002                                              133,387
                       2003                                               95,439
                       Thereafter                                        247,506
                       ---------------------------------------------------------
                                                                        $873,680
                       =========================================================

                       In October 1996, the Company entered into a financing arrangement with the City of O'Fallon, Missouri related to the expansion of the Company's St. Peters, Missouri facility. In total, approximately $252 million of industrial revenue bonds were issued to the Company by the City of O'Fallon, of which at December 31, 1998 and 1997, $215 million and $210 million was outstanding, respectively.

                       The bonds were exchanged by the City of O'Fallon for the assets related to the expansion, which were then leased by the Company for a period of 10 years for machinery and equipment and 15 years for building and building improvements. The Company has the option to purchase the machinery and equipment at the end of five years and the building and building improvements at the end of 10 years. The industrial revenue bonds bear interest at a rate of 6% per annum and mature concurrent with the annual payments due under the terms of the lease.

                       The Company has classified the leased assets as property, plant and equipment and has established a capital lease obligation equal to the outstanding principal balance of industrial revenue bonds. Lease payments may be made by tendering an equivalent portion of the industrial revenue bonds. As the capital lease payments to the City of O'Fallon may be satisfied by tendering industrial revenue bonds (which is the Company's intention), the capital lease obligation, industrial revenue bonds and related interest expense and interest income, respectively, have been offset for presentation purposes in the consolidated financial statements.

                       ---------------------------------------------------------
   11 - STOCKHOLDERS'  Preferred Stock
             EQUITY The Company has 50,000,000 authorized shares of $.01 per share par value preferred stock. The Board of Directors is authorized, without further action by the stockholders, to issue any or all of the preferred stock.

                       Common Stock
                       Holders of the $.01 per share par value common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Subject to the rights of any holders of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, holders of the common stock are entitled to share ratably in the distribution of all assets remaining after payment of liabilities, subject to the rights of any holders of preferred stock.

                       Stock-Based Compensation
                       The Company has an Equity Incentive Plan (the Plan) that provides for the award of incentive and non-qualified stock options, restricted stock and performance shares. Total shares authorized for grant under the Plan are 3,597,045. Non-qualified stock options to employees are typically granted on January 1 and vest at a rate of 25% annually over four years. Non-qualified stock options to non-employee directors are also typically granted on January 1 but vest at a rate of 33 1/3% annually over three years. The exercise price of each option equals the market price of the Company's common stock on the date of the grant, and each option's maximum term is 10 years. Total restricted shares awarded in 1997 and 1996 were 1,300 and 38,200, respectively, with weighted average fair values of $22.50 and $33.46, respectively. Total compensation cost recognized for these awards in 1998, 1997 and 1996 was $170, $596 and $1,001, respectively.

                       The Company applies Opinion 25 and related
                       Interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized for non-qualified stock options granted under the Plan. Had compensation cost been determined for the Company's non-qualified stock options based on the fair value at the grant dates consistent with the alternative method set forth under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings
                       (loss) and basic and diluted earnings (loss) per share would have been reduced (increased) to the pro forma amounts indicated below:

                       Year ended December 31,                         1998         1997           1996
                       --------------------------------------------------------------------------------
                       Dollars in thousands, except share data
                       Net earnings (loss):
                          As reported                            $(316,332)     $(4,513)       $103,388
                          Pro forma                               (319,627)      (6,551)        101,820
                       Basic earnings (loss) per common share:
                          As reported                                (7.80)       (0.11)           2.50
                          Pro forma                                  (7.88)       (0.16)           2.46
                       Diluted earnings (loss) per common share:
                          As reported                                (7.80)       (0.11)           2.49
                          Pro forma                                  (7.88)       (0.16)           2.45
                       ================================================================================

                       The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively: risk-free interest rate of 5.7%, 6.1% and 6.5%; expected life of six years for all periods; expected volatility of 51.4%, 44.8% and 36.4%; expected dividends of zero percent for all periods. A summary of the Company's Plan activity with respect to stock options is presented below:

                                                                                        Weighted                Weighted
                                                                                         Average      Average Fair Value
                                                                   Shares           Option Price      of Options Granted
                        ------------------------------------------------------------------------------------------------
                        Year ended December 31, 1998

                        Outstanding at beginning of year        1,024,292                 $24.92
                        Granted                                   887,300                  15.06                   $8.40
                        Exercised                                      --                     --
                        Canceled                                 (138,418)                 23.31
                        ------------------------------------------------------------------------------------------------
                        Outstanding at end of year              1,773,174                 $20.11
                        ================================================================================================
                        Options exercisable at year-end           894,065                 $22.99
                        ================================================================================================

                        Year ended December 31, 1997
                        Outstanding at beginning of year          965,838                 $25.32
                        Granted                                   177,352                  22.56                  $11.94
                        Exercised                                 (12,298)                 27.23
                        Canceled                                 (106,600)                 24.36
                        ------------------------------------------------------------------------------------------------
                        Outstanding at end of year              1,024,292                 $24.92
                        ================================================================================================
                        Options exercisable at year-end           516,674                 $24.77
                        ================================================================================================

                        Year ended December 31, 1996
                        Outstanding at beginning of year          914,694                 $24.00
                        Granted                                   141,300                  32.99                  $15.54
                        Exercised                                 (36,333)                 24.00
                        Canceled                                  (53,823)                 24.00
                        ------------------------------------------------------------------------------------------------
                        Outstanding at end of year                965,838                 $25.32
                        ================================================================================================
                        Options exercisable at year-end           146,733                 $24.53
                        ================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       A summary of information about non-qualified stock options outstanding at December 31, 1998 is presented below:

                                                                              Options Outstanding
                                                           ---------------------------------------------------------
                                                                      Number    Weighted Average            Weighted
                        Range of                              Outstanding at           Remaining             Average
                        Exercise Prices                    December 31, 1998    Contractual Life      Exercise Price
                        --------------------------------------------------------------------------------------------
                        $24.00                                       618,424           6.5 years              $24.00
                        $32.63-49.50                                 126,900           7.0 years               32.81
                        $22.50-29.00                                 157,750           8.0 years               22.57
                        $3.13-15.25                                  870,100           9.0 years               15.05
                        --------------------------------------------------------------------------------------------
                        $3.13-49.50                                1,773,174           7.9 years              $20.11
                        ============================================================================================


                                                                             Exercisable Options Outstanding
                                                                      ---------------------------------------------
                       Range of                                       Number Exercisable at        Weighted Average
                       Exercise Prices                                    December 31, 1998          Exercise Price
                       --------------------------------------------------------------------------------------------
                       $24.00                                                       537,781                  $24.00
                       $32.63-49.50                                                  87,300                   32.78
                       $22.50-29.00                                                  85,584                   22.58
                       $3.13-15.25                                                  183,400                   15.25
                       --------------------------------------------------------------------------------------------
                       $3.13-49.50                                                  894,065                  $22.99
                       ============================================================================================

 12 - EARNINGS (LOSS)  A reconciliation of the numerator and denominator of the
            PER SHARE  earnings (loss) per share calculations is provided for all periods presented. The numerator for basic and diluted earnings (loss) per share is net earnings (loss) for all periods presented. The denominator for basic and diluted earnings (loss) per share for 1998, 1997 and 1996 follows:

                                  Year ended December 31,                         1998              1997                 1996
                                  -------------------------------------------------------------------------------------------
                                  Weighted average shares used for
                                    basic earnings (loss) per share         40,580,869        41,345,193           41,308,806
                                  Effect of dilutive securities:
                                    Restricted stock                                --                --               74,579
                                    Stock options                                   --                --              151,027
                                  -------------------------------------------------------------------------------------------
                                  Weighted average shares used for
                                    diluted earnings (loss) per share       40,580,869        41,345,193           41,534,412
                                  ===========================================================================================

                       Options outstanding at December 31, 1998, 1,773,174 shares, were not included in the computation of diluted loss per share during 1998, because they were antidilutive.

                       In January 1999, the Company granted options to purchase 647,600 shares of common stock at $8.50 to $10.50 per share. These options will expire in January 2008.

                       ---------------------------------------------------------
   13 - INCOME TAXES   Earnings (loss) before income taxes, equity in income
                       (loss) of joint ventures and minority interests are as follows:

                        Year ended December 31,                        1998                 1997                  1996
                        ----------------------------------------------------------------------------------------------
                        Dollars in thousands
                        U.S.                                     $(349,573)            $(59,702)              $ 57,200
                        Foreign                                    (23,642)              49,372                 72,655
                        ----------------------------------------------------------------------------------------------
                                                                 $(373,215)            $(10,330)              $129,855
                        ==============================================================================================

                        Income tax expense consists of the following:

                                                                  Current        Deferred          Total
                        --------------------------------------------------------------------------------
                        Dollars in thousands

                        Year ended December 31,1998:
                           U.S. federal                         $   1,524      $(103,435)     $(101,911)
                           State and local                          2,207         (4,534)        (2,327)
                           Foreign                                  4,790         10,054         14,844
                        --------------------------------------------------------------------------------
                                                                $   8,521      $ (97,915)     $ (89,394)
                        ================================================================================
                        Year ended December 31,1997:
                           U.S. federal                         $  (5,764)     $ (18,712)     $ (24,476)
                           State and local                           (924)          (398)        (1,322)
                           Foreign                                 25,766          2,801         28,567
                        --------------------------------------------------------------------------------
                                                                $  19,078      $ (16,309)     $   2,769
                        ================================================================================
                        Year ended December 31,1996:
                           U.S. federal                         $   5,425      $   5,420      $  10,845
                           State and local                          2,778           (133)         2,645
                           Foreign                                 33,756          4,696         38,452
                        --------------------------------------------------------------------------------
                                                                $  41,959      $   9,983      $  51,942
                        ================================================================================

                       Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% in 1998, 1997 and 1996 to earnings (loss) before income taxes, equity in income (loss) of joint ventures and minority interests as a result of the following:


                        Year ended December 31,                                1998      1997       1996
                        --------------------------------------------------------------------------------
                        Dollars in thousands
                        Income tax at federal statutory rate             $(130,625)  $(3,616)   $ 45,449
                        Increase (reduction) in income taxes
                           resulting from:
                             Change in the balance of the valuation
                                allowance for deferred tax assets
                                allocated to income tax expense             19,386    (4,738)     (3,200)
                             Foreign tax differences                        15,310    13,511      12,323
                             State income taxes, net
                                of federal benefit                          (1,513)     (859)      1,719
                             Investment incentives                            (600)     (916)     (1,809)
                             Malaysian joint venture charges                 5,552        --          --
                             Other, net                                      3,096      (613)     (2,540)
                        --------------------------------------------------------------------------------
                                                                         $ (89,394)  $ 2,769    $ 51,942
                        ================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                        December 31,                                                            1998         1997
                        -----------------------------------------------------------------------------------------
                        Dollars in thousands
                        Deferred tax assets:
                          Inventory, principally due to additional costs inventoried for tax purposes and/or financial reserves recorded to state
                             inventories at net realizable values                          $   7,427    $   5,584
                          Accruals for expenses currently not deductible for tax purposes     40,936       11,115
                          Pension, medical and other employee benefits, principally due
                             to accrual for financial reporting purposes                      35,808       31,838
                          Net operating loss carryforwards                                   160,640       14,175
                          Investment tax credit carryforwards                                  1,456        1,456
                          Alternative minimum tax credit carryforwards                         3,427        3,737
                          Foreign tax credit carryforwards                                        --       21,407
                          Other                                                                1,151          498
                        -----------------------------------------------------------------------------------------
                             Total gross deferred tax assets                                 250,845       89,810
                          Less valuation allowance                                           (42,166)     (11,408)
                        -----------------------------------------------------------------------------------------
                             Net deferred tax assets                                         208,679       78,402
                        -----------------------------------------------------------------------------------------
                        Deferred tax liabilities:
                          Property, plant and equipment, principally due to differences
                             in depreciation and capitalized interest                        (80,505)     (45,480)
                          Other                                                               (2,020)      (4,244)
                        -----------------------------------------------------------------------------------------
                             Total deferred tax liabilities                                  (82,525)     (49,724)
                        -----------------------------------------------------------------------------------------
                             Net deferred tax assets                                       $ 126,154    $  28,678
                        =========================================================================================

                       Net deferred tax assets were classified in the consolidated balance sheets as follows:

                        December 31,                                                            1998         1997
                        -----------------------------------------------------------------------------------------
                        Dollars in thousands
                        Current deferred tax assets, net                                   $  23,129    $  13,206
                        Noncurrent deferred tax assets, net                                  103,025       15,472
                        -----------------------------------------------------------------------------------------
                                                                                           $ 126,154    $  28,678
                        =========================================================================================

                       The Company's net deferred tax assets increased $97.5 million to $126.2 million at December 31, 1998. Management believes it is more likely than not that, with its projections of future taxable income and after consideration of the valuation allowance, the Company will generate sufficient taxable income to realize the benefits of the net deferred tax assets existing at December 31, 1998.

                       In order to realize the net deferred tax assets existing at December 31, 1998, the Company will need to generate future taxable income of approximately $353 million. The Company's net operating loss (NOL) carryforwards total $410 million, of which $7 million will expire in 2001; $15 million will expire in 2002; $32 million will expire in 2003; $27 will expire in 2012; and $329 million will expire in 2018. There can be no assurance, however, that the Company will generate sufficient taxable income. The Company also has AMT credit carryforwards of $3,427 and net investment tax credit carryforwards available of $1,456. Utilization of $7,053 of loss carryforwards and all of the investment tax credit carryforwards are subject to limitation under Internal Revenue Code Sections 382 and 383, respectively. Pursuant to these Internal Revenue Code Sections, the amount of combined loss and tax credit carryforwards that may be utilized is limited to approximately $2,000 per year. Under Internal Revenue Service regulations, the investment tax credit carryforwards are not permitted to reduce income tax expense until the year 2000.

      14 -  PENSION    The Company has a noncontributory defined benefit plan
    PLANS AND OTHER    covering most U.S. employees. Benefits for this plan are
RETIREMENT BENEFITS    based on years of service and qualifying compensation
                       during the final years of employment. The Company complies with federal funding requirements.

                       The Company also has a nonqualified plan under the Employee Retirement Income Security Act of 1974, which provides benefits not otherwise payable under the above plans due to Internal Revenue Code Restrictions. Eligibility for participation in this plan requires coverage under the above plan and other specific circumstances.

                       In addition, the Company sponsors a health care plan that provides postretirement medical benefits to full-time U.S. employees who meet minimum age and service requirements. The plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance. The Company's policy is to fund the cost of medical benefits in amounts determined at the discretion of management.

                       In 1998, the Company changed the measurement date for the defined benefit plans from December 31 to September 30 to improve administrative efficiencies and the timeliness and accuracy of its financial reporting and planning process. The effect on retirement plan expense was immaterial.

                       Net periodic pension cost consists of the following:

                                                                           Pension Plans
                                                               --------------------------------
                        Year ended December 31,                    1998        1997        1996
                        -----------------------------------------------------------------------
                        Dollars in thousands
                        Service Cost                           $  8,134    $  8,178    $  6,449
                        Interest Cost                             9,128       7,937       6,121
                        Expected return on plan assets           (7,219)     (6,189)     (5,316)
                        Amortization of service costs               501         576          68
                        Net actuarial loss/(gain)                   818         562         443
                        Curtailment (gain) recognized             4,381          --          --
                        Cost of special termination benefits         --       1,067          --
                        -----------------------------------------------------------------------
                           Net periodic benefit cost           $ 15,743    $ 12,131    $  7,765
                        =======================================================================
                                                                           Health Care Plan
                                                               --------------------------------
                        Year ended December 31,                    1998        1997        1996
                        -----------------------------------------------------------------------
                        Dollars in thousands
                        Service Cost                           $  1,791    $  2,441    $  2,552
                        Interest Cost                             2,995       3,468       3,435
                        Expected return on plan assets               --          --          --
                        Amortization of service costs            (1,010)       (206)         --
                        Net actuarial loss/(gain)                    47         (76)          3
                        Curtailment (gain) recognized              (148)         --          --
                        Cost of special termination benefits      1,023          --          --
                        -----------------------------------------------------------------------
                           Net periodic benefit cost           $  4,698    $  5,627    $  5,990
                        =======================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       The following summarizes the change in benefit obligation, change in plan assets and funded status of the Company's plans:

                                                                           Pension Plans           Health Care Plan
                                                                    --------------------------------------------------
                                                                         1998         1997         1998         1997
                         ---------------------------------------------------------------------------------------------
                         Dollars in thousands
                         Change in benefit obligation
                           Benefit obligation at January 1          $ 134,408    $ 104,246    $  38,751    $  51,057
                           Service Cost                                 6,235        8,179        1,407        2,441
                           Interest Cost                                6,919        7,939        2,128        3,468
                           Amendments                                     140        8,685           --      (13,768)
                         Actuarial (gain)/loss                          6,123       12,317        3,899       (3,673)
                           Benefits paid                              (18,494)      (6,958)        (773)        (774)
                           Curtailments                                 2,144           --        6,138           --
                           Special termination benefits                    --           --        1,023           --
                         ---------------------------------------------------------------------------------------------

                              Benefit obligation at December 31     $ 137,475    $ 134,408    $  52,573    $  38,751
                         ---------------------------------------------------------------------------------------------
                         Change in plan assets
                           Fair value of plan assets at January 1   $  94,707    $  75,155    $      --    $      --
                           Actual return on plan assets                 6,744       14,846           --           --
                           Employer contributions                       2,155       11,664          773          774
                           Benefits paid                              (18,494)      (6,958)        (773)        (774)
                         ---------------------------------------------------------------------------------------------
                              Fair value of plan assets
                                at December 31                      $  85,112    $  94,707    $      --    $      --
                         ---------------------------------------------------------------------------------------------
                           Funded status                            $ (52,363)   $ (39,701)   $ (52,573)   $ (38,751)
                           Unrecognized prior service cost              4,726       18,813       (8,495)     (14,484)
                           Unrecognized net actuarial (gain)/loss      20,511        7,324        2,596       (1,604)
                           Fourth quarter contribution                    801           --           --           --
                         ---------------------------------------------------------------------------------------------
                              Accrued benefit cost                  $ (26,325)   $ (13,564)   $ (58,472)   $ (54,839)
                         =============================================================================================
                         Amounts recognized in statement
                           of financial position
                              Accrued benefit liability             $ (31,396)   $ (13,860)   $ (58,472)   $ (54,839)
                              Fourth quarter contribution                 801           --           --           --
                              Intangible asset                            109          296           --           --
                              Accumulated other
                                comprehensive income                    4,161           --           --           --
                         ---------------------------------------------------------------------------------------------
                              Accrued pension expense               $ (26,325)   $ (13,564)   $ (58,472)   $ (54,839)
                         =============================================================================================

                       Pension plan assets consist principally of insurance contracts, marketable securities including common stocks, bonds and interest-bearing deposits.

                       The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $137,475, $109,865, and $85,112, respectively, as of December 31, 1998, and $8,457, $7,698, and $547, respectively, as of December 31, 1997.

                       The Company recognized the curtailments and the special termination benefits related to the closure of the Spartanburg facility and the voluntary severance program offered to employees during 1998.

                       The following is a table of the actuarial assumptions:

                                                                         Pension Plans              Health Care Plan
                                                               -----------------------------------------------------
                         Year ended December 31,                      1998            1997         1998         1997
                         -------------------------------------------------------------------------------------------
                         Weighted-average assumptions
                            as of December 31
                         Discount rate                               6.75%           7.00%        6.75%        7.00%
                         Expected return on plan assets              8.00%           8.00%          N/A          N/A
                         Rate of compensation increase               4.50%           4.50%        4.50%        4.50%
                         ===========================================================================================

                       For measurement purposes, a 6% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1998. The rate was assumed to decrease gradually to 5% by the year 2001 and remain at that level thereafter.

                       Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage change in assumed health care cost trend would have the following effects:

                                                                               1-Percentage-            1-Percentage-
                                                                               Point Increase           Point Decrease
                         ---------------------------------------------------------------------------------------------
                         Effect on total service and
                            interest cost components                                  $ 58                   $ (56)
                         Effect on postretirement
                            benefit obligation                                        $190                   $(186)
                         =============================================================================================

                       The Company has pension plans for its foreign subsidiaries. The aggregate pension expense and liability are not material to the consolidated financial statements.

                       ---------------------------------------------------------
  15 - RETIREMENT      The Company sponsors a defined contribution plan under
     SAVINGS PLAN      Section 401(k) of the Internal Revenue Code covering all
                       U.S. salaried and hourly employees with more than one year of service. Company contributions included in results of operations totaled $4,012, $4,138 and $3,656 for 1998, 1997 and 1996, respectively.

                       ---------------------------------------------------------
 16 - COMMITMENTS      The Company leases buildings, equipment and automobiles
AND CONTINGENCIES      under operating leases. Rental expense under these leases
                       was $28,733, $23,789 and $17,262 in 1998, 1997 and 1996,
                       respectively. Minimum aggregate future rental obligations under leases having remaining terms of one year or more at December 31, 1998, are as follows:

                         Dollars in thousands

                         1999                                             $22,603
                         2000                                              14,275
                         2001                                               4,188
                         2002                                                  62
                         2003                                                  --
                         Thereafter                                            --
                         --------------------------------------------------------
                                                                          $41,128
                         ========================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       ---------------------------------------------------------
     17 - GEOGRAPHIC   The Company is engaged in one reportable segment--the
            SEGMENTS   design, manufacture and sale of electronic grade silicon
                       wafers for the semiconductor industry.

                       Geographic financial information is as follows:

                                                                                                      Other
                                                             United                                 Foreign
                                                             States        Japan        Italy     Countries         Total
                         ------------------------------------------------------------------------------------------------
                         Dollars in thousands

                         Net sales to customers:
                           1998                          $  389,721     $119,138     $ 30,855      $219,202    $  758,916
                           1997                             497,601      153,897       25,784       309,391       986,673
                           1996                             516,571      127,231       29,066       446,632     1,119,500
                         ================================================================================================
                         Long-lived assets:
                           1998                          $  901,940     $221,701     $131,436      $114,849    $1,369,926
                           1997                             976,032      136,567      135,588       153,790     1,401,977
                           1996                             821,029      111,196      132,299       136,811     1,201,335
                         ================================================================================================

                       Net sales are attributed to countries based on location of customer. Investments in joint ventures are presented based on the countries in which they are located.


                                   ----------------------------------------------------------------------------------------
      18 - UNAUDITED                                                          First      Second         Third       Fourth
  QUARTERLY FINANCIAL              1998                                     Quarter      Quarter      Quarter      Quarter
        INFORMATION                ----------------------------------------------------------------------------------------
                                   Dollars in thousands,except share data
                                   Net sales                              $ 235,243    $ 202,153    $ 167,685    $ 153,835
                                   Gross margin                              23,768       (3,812)     (28,095)     (23,690)
                                   Loss before equity in loss of joint
                                     ventures and minority interests        (20,497)    (143,705)     (57,897)     (61,722)
                                   Equity in loss of joint ventures         (11,621)      (6,860)     (12,860)     (12,155)
                                   Minority interests                         1,280        1,920        5,807        1,978
                                   Net loss                                 (30,838)    (148,645)     (64,950)     (71,899)
                                   Basic loss per share                       (0.75)       (3.67)       (1.60)      (1.78)
                                   Diluted loss per share                     (0.75)       (3.67)       (1.60)      (1.78)
                                   Market price:
                                     High                                    19          16 7/16     10 13/16   12 5/8
                                     Low                                     14 1/2       9  1/4     2  15/16    2 15/16

                                   1997
                                   ----------------------------------------------------------------------------------------
                                   Net sales                              $ 222,284    $ 245,780    $ 260,026    $ 258,583
                                   Gross margin                              28,069       30,832       36,170       29,688
                                   Earnings (loss) before equity
                                     in income (loss) of joint ventures
                                     and minority interests                  (1,337)       4,315         (111)     (15,966)
                                   Equity in income (loss) of joint
                                     ventures                                (1,891)      (1,205)      (3,737)      12,313
                                   Minority interests                           333        1,109        1,883         (219)
                                   Net earnings (loss)                       (2,895)       4,219       (1,965)      (3,872)
                                   Basic earnings (loss) per share            (0.07)        0.10        (0.05)      (0.09)
                                   Diluted earnings (loss) per share          (0.07)        0.10        (0.05)      (0.09)
                                   Market price:
                                     High                                    29 3/4       38 1/4       38 7/8    30
                                     Low                                     22 1/4       22 7/8       25 5/8    14 7/16
                                   ----------------------------------------------------------------------------------------

                       As noted in Note 19 below, the Company restated its results for all periods presented to reflect the designation of the U.S. dollar as the functional currency for PHC and Taisil, the Company's unconsolidated joint ventures. Accordingly, the unaudited quarterly financial information presented above has also been restated.

                       The Company does not anticipate paying dividends in the foreseeable future. The declaration and payment of future dividends by the Company, if any, will be at the sole discretion of the Board of Directors.

19 - RESTATEMENT OF    The Company's financial statements for all periods
  OPERATING RESULTS    presented have been restated to reflect the designation
                       of the U.S. dollar as the functional currency for PHC and Taisil, the Company's unconsolidated joint ventures.

                       The effect of the restatement on each year is as follows:

                       December 31,                                      1997
                       -----------------------------------------------------------------------
                       Dollars in thousands                     As previously
                                                                     reported      As restated
                       -----------------------------------------------------------------------
                       Balance Sheet:
                          Investment in joint ventures                 95,307          112,573
                          Retained earnings                           164,396          168,496
                          Accumulated other comprehensive loss        (38,887)         (25,721)

                       Statement of operations:
                          Equity in income (loss) of joint ventures     3,246            5,480
                          Net earnings (loss)                          (6,747)          (4,513)
                          Basic earnings (loss) per share               (0.16)           (0.11)
                          Diluted earnings (loss) per share             (0.16)           (0.11)
                       =======================================================================

                       December 31,                                 1996
                       ---------------------------------------------------------------------
                       Dollars in thousands                     As previously
                                                                     reported    As restated
                       ---------------------------------------------------------------------
                       Balance Sheet:
                          Investment in joint ventures
                          Retained earnings
                          Accumulated other comprehensive loss

                       Statement of operations:
                          Equity in income (loss) of joint ventures    24,884         26,716
                          Net earnings (loss)                         101,556        103,388
                          Basic earnings (loss) per share                2.46           2.50
                          Diluted earnings (loss) per share              2.45           2.49
                       =====================================================================

                       ---------------------------------------------------------

   20 - SUBSEQUENT     On October 22, 1998, the Company filed a registration
   EVENTS--PRIVATE     statement with the SEC for the sale of its common stock
     PLACEMENT AND     in a rights offering to existing shareholders except
   RIGHTS OFFERING     VEBA AG and its affiliates (the "Offering"). The Company
                       expects approximately $91.1 million in aggregate net proceeds from the Offering, after paying estimated expenses,including fees to dealer managers. Immediately prior to the Offering, the Company will sell common stock to VEBA Zweite for aggregate net proceeds of approximately $105.9 million. VEBA Zweite has also agreed to purchase all shares issuable upon exercise of the rights that are not subscribed for pursuant to the basic subscription privilege or the over-subscription privilege by other stockholders, subject to certain conditions that are customary in a firm commitment underwriting. The subscription price and number of shares will be determined based on the average share price during a period shortly before the effective date of the registration statement. The Company intends to use the proceeds from the Offering and the private placement to reduce debt outstanding under revolving credit agreements, for a capital contribution to Taisil of approximately $12.3 million, and for general corporate purposes. The Company expects the registration to be effective and the Offering to commence by the end of the first quarter of 1999. The private placement to VEBA Zweite will be consummated immediately prior to commencement of the rights offering.


                       Subsequent to year-end, the Company received a $75.0 million short-term revolving credit facility from an affiliate of VEBA AG. The interest rate on the credit facility reflects interest rate spreads applicable to an average industrial borrower at a specified credit rating. Under the loan agreement, the Company cannot pledge any of its assets to secure additional financing.

The Board of Directors
MEMC Electronic Materials, Inc.:

We have audited the accompanying consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MEMC Electronic Materials, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                        /s/ KPMG LLP
St. Louis, Missouri
January 25, 1999

                                                  MEMC ELECTRONIC MATERIALS, INC.
                                                          AND SUBSIDIARIES

                                          Schedule II - Valuation and Qualifying Accounts

                                               Balance at      Charged to         Charged to                     Balance at
                                                Beginning       Costs and       Other Accounts-   Deductions-      End of
Dollars in thousands                            of Period        Expenses          Describe        Describe        Period
                                                ---------        --------          --------        --------        ------
Allowance for doubtful accounts:

   Year ended December 31, 1995                   1,680             338              30(FB)          (8)(FB)        2,040

   Year ended December 31, 1996                   2,040             295               0             (36)(FA)(FB)    2,299

   Year ended December 31, 1997                   2,299           1,700               0             (526)(FA)(FB)   3,473

   Year ended December 31, 1998                   3,473            (620)              0                0(FA)(FB)    2,853
                                                  =====           =====              ==             ====            =====

Inventory reserves:

   Year ended December 31, 1995                   3,891           3,921(FD)           0             (3,380)(FC)     4,432

   Year ended December 31, 1996                   4,432           6,576(FD)           0             (4,063)(FC)     6,945

   Year ended December 31, 1997                   6,945           5,902(FD)           0             (4,984)(FC)     7,863

   Year ended December 31, 1998                   7,863          18,420(FD)           0             (6,681)(FC)    19,602
                                                  =====          ======              ==              =====         ======


(FA) Currency fluctuations
(FB) Write-off of uncollectible accounts
(FC) Write-off of inventory
(FD) Charged to cost of goods sold

     Filed herewith and incorporated by reference herein are the following documents for MEMC Electronic Materials, Inc. and subsidiaries, which are attached hereto as Exhibit 23(a) and Exhibit 27:

     1)  Consent of KPMG LLP; and
     2)  Financial Data Schedule.

     Filed herewith and incorporated by reference herein are the following documents for POSCO Huls Co., Ltd., which are attached hereto as Exhibits 99(a) through 99(f) and Exhibit 23(b):

     1)  Independent Auditors' Report of KPMG San Tong Corp.;
     2)  Balance Sheets as of December 31, 1998 and 1997;
     3) Statements of Operations - Years ended December 31, 1998, 1997 and 1996;
     4) Statements of Appropriation (Disposition) of Retained Earnings (Deficit) - Years ended December 31, 1998, 1997 and 1996;
     5) Statements of Cash Flows - Years ended December 31, 1998, 1997 and 1996;
     6)  Notes to Financial Statements; and
     7)  Consent of KPMG San Tong Corp.

     Filed herewith and incorporated by reference herein are the following documents for Taisil Electronic Materials Corporation, which are attached hereto as Exhibits 99(g) through 99(l) and Exhibit 23(c):

     1)  Independent Auditors' Report of KPMG Certified Public Accountants;
     2)  Balance Sheets as of December 31, 1998 and 1997;
     3)  Statements of Operations - Years ended December 31, 1998, 1997 and
         1996;
     4) Statements of Changes in Stockholders' Equity - Years ended December 31, 1998, 1997 and 1996;
     5) Statements of Cash Flows - Years ended December 31, 1998, 1997 and 1996;
     6)  Notes to Financial Statements; and
     7)  Consent of KPMG Certified Public Accountants.

Item 7.  Financial Statements and Exhibits

       C.  Exhibits

           Exhibit No.   Description
           -----------   -------------------------------------------------------

           23(a)         Consent of KPMG LLP
           23(b)         Consent of KPMG San Tong Corp.
           23(c)         Consent of KPMG Certified Public Accountants
           27            Financial Data Schedule (filed electronically with the
                         SEC only) (Incorporated by reference to Exhibit 27 of
                         the Company's Current Report on Form 8-K dated March 2,
                         1999)

           99(a)         Independent Auditors' Report of KPMG San Tong Corp.

           99(b)         Balance Sheets as of December 31, 1998 and 1997 for
                         POSCO Huls Co., Ltd. ("PHC") (Incorporated by reference
                         to Exhibit 99(b) of the Company's Current Report on
                         Form 8-K dated March 2, 1999)
           99(c)         Statements of Operations - Years ended December 31,
                         1998, 1997 and 1996 for PHC (Incorporated by reference
                         to Exhibit 99(c) of the Company's Current Report on
                         Form 8-K dated March 2, 1999)
           99(d)         Statements of Appropriation (Disposition) of Retained
                         Earnings (Deficit) - Years ended December 31, 1998,
                         1997 and 1996 for PHC (Incorporated by reference to
                         Exhibit 99(d) of the Company's Current Report on Form
                         8-K dated March 2, 1999)
           99(e)         Statements of Cash Flows - Years ended December 31,
                         1998, 1997 and 1996 for PHC (Incorporated by reference
                         to Exhibit 99(e) of the Company's Current Report on
                         Form 8-K dated March 2, 1999)
           99(f)         Notes to Financial Statements of PHC
           99(g)         Independent Auditors' Report of KPMG Certified Public
                         Accountants (Incorporated by reference to Exhibit 99(g)
                         of the Company's Current Report on Form 8-K dated
                         March 2, 1999)
           99(h)         Balance Sheets as of December 31, 1998 and 1997 for
                         Taisil Electronic Materials Corporation ("Taisil")
                         (Incorporated by reference to Exhibit 99(h) of
                         the Company's Current Report on Form 8-K dated March 2,
                         1999)
           99(i)         Statements of Operations - Years ended December 31,
                         1998, 1997 and 1996 for Taisil (Incorporated by
                         reference to Exhibit 99(i) of the Company's Current
                         Report on Form 8-K dated March 2, 1999)
           99(j)         Statements of Changes in Stockholders' Equity - Years
                         ended December 31, 1998, 1997 and 1996 for Taisil
                         (Incorporated by reference to Exhibit 99(j) of the
                         Company's Current Report on Form 8-K dated March 2,
                         1999)
           99(k)         Statements of Cash Flows - Years ended December 31,
                         1998, 1997 and 1996 for Taisil (Incorporated by
                         reference to Exhibit 99(k) of the Company's Current
                         Report on Form 8-K dated March 2, 1999)
           99(l)         Notes to Financial Statements of Taisil


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                MEMC Electronic Materials, Inc.

Date:  March 16, 1999                           /s/ James M. Stolze
       -------------                            -------------------------------
                                                James M. Stolze
                                                Executive Vice President and
                                                  Chief Financial Officer

                                  EXHIBIT INDEX

     The following exhibits are filed as part of this report:

     Exhibit No.       Description
     -----------       -----------
     23(a)             Consent of KPMG LLP
     23(b)             Consent of KPMG San Tong Corp.
     23(c)             Consent of KPMG Certified Public Accountants

     99(a)             Independent Auditors' Report of KPMG San Tong Corp.

     99(f)             Notes to Financial Statements of PHC
     99(l)             Notes to Financial Statements of Taisil